UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________________________________________________________________
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
________________________________________________________________________

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SPIRIT AIRLINES, INC.
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SPIRIT AIRLINES, INC.
2800 Executive Way
Miramar, Florida 33025
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 17, 2014
To the Stockholders of Spirit Airlines, Inc.:
Notice Is Hereby Given that the Annual Meeting of Stockholders (“Annual Meeting”) of Spirit Airlines, Inc., a Delaware corporation (the “Company”), will be held on June 17, 2014, at 9:00 a.m. local time, at the Grand Hyatt DFW, 2337 S. International Parkway, DFW Airport, Texas 75261, for the following purposes:

1.
To elect the following three Class III directors to hold office until the 2017 annual meeting of stockholders or until their successors are elected: B. Ben Baldanza, Robert L. Fornaro and H. McIntyre Gardner;

2.
To ratify the selection, by the Audit Committee of the Board of Directors, of Ernst & Young LLP as the independent registered public accounting firm of the Company for its year ending December 31, 2014;

3.
To approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in the attached Proxy Statement pursuant to executive compensation disclosure rules under the Securities Exchange Act of 1934, as amended; and

4.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.
The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. Only stockholders who owned our common stock at the close of business on April 22, 2014 (the “Record Date”) can vote at this meeting or any adjournments or postponements thereof.
Our Board of Directors recommends that you vote “FOR” the election of the director nominees named in Proposal No. 1 of the Proxy Statement, “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm as described in Proposal No. 2 of the Proxy Statement and “FOR” the approval, on a non-binding, advisory basis, of the compensation of our named executive officers as described in Proposal No. 3 of the Proxy Statement.
For our Annual Meeting, we have elected to use the Internet as our primary means of providing our proxy materials to stockholders. Consequently, most stockholders will not receive paper copies of our proxy materials. We will instead send to these stockholders a Notice of Internet Availability of Proxy Materials with instructions for accessing the proxy materials, including our Proxy Statement and Annual Report to Stockholders, and for voting via the Internet. The Notice of Internet Availability of Proxy Materials also provides information on how stockholders may obtain paper copies of our proxy materials free of charge, if they so choose. The electronic delivery of our proxy materials will significantly reduce our printing and mailing costs and the environmental impact of the proxy materials.
The Notice of Internet Availability of Proxy Materials will also provide the date, time and location of the Annual Meeting; the matters to be acted upon at the meeting and the recommendation of the Board of Directors with regard to each matter; a toll-free number, an e-mail address and a website where stockholders can request a paper or email copy of the Proxy Statement, our Annual Report to Stockholders and a form of proxy relating to the Annual Meeting; information on how to access the form of proxy; and information on how to attend the meeting and vote in person.
You are cordially invited to attend the Annual Meeting, but whether or not you expect to attend in person, you are urged to vote and submit your proxy by following the voting procedures described in the Notice of Internet Availability of Proxy Materials or on the proxy card.

By Order of the Board of Directors

/s/ Thomas Canfield
Thomas Canfield Secretary
Miramar, Florida
April 28, 2014

SPIRIT AIRLINES, INC.
2800 Executive Way
Miramar, Florida 33025
PROXY STATEMENT
FOR THE 2013 ANNUAL MEETING OF STOCKHOLDERS
JUNE 17, 2014
The Board of Directors of Spirit Airlines, Inc. is soliciting your proxy to vote at the Annual Meeting of Stockholders to be held on June 17, 2014, at 9:00 a.m., local time, and any adjournment or postponement of that meeting (the “Annual Meeting”). The Annual Meeting will be held at the Grand Hyatt DFW, 2337 S. International Parkway, DFW Airport, Texas 75261.
We have elected to use the Internet as our primary means of providing our proxy materials to stockholders. Accordingly, on or about April 28, 2014, we are making this Proxy Statement and the accompanying proxy card, Notice of Annual Meeting of Stockholders and Annual Report to Stockholders available on the Internet and mailing a Notice of Internet Availability of Proxy Materials to stockholders of record as of April 22, 2014 (the “Record Date”). Brokers and other nominees who hold shares on behalf of beneficial owners will be sending their own similar notice. All stockholders as of the Record Date will have the ability to access the proxy materials on the website referred to in the Notice of Internet Availability of Proxy Materials or request to receive a printed set of the proxy materials. Instructions on how to request a printed copy by mail or electronically, including an option to request paper copies on an ongoing basis, may be found in the Notice of Internet Availability of Proxy Materials and on the website referred to in the notice. We intend to mail this Proxy Statement, together with the accompanying proxy card, to those stockholders entitled to vote at the Annual Meeting who have properly requested paper copies of such materials within three business days of request.
The only voting securities of Spirit Airlines, Inc. are shares of common stock, par value $0.0001 per share (the “common stock”), of which there were 72,742,717 shares outstanding as of the Record Date (excluding any treasury shares). We need the holders of a majority in voting power of the shares of common stock issued and outstanding and entitled to vote, present in person or represented by proxy, to hold the Annual Meeting.
In this Proxy Statement, we refer to Spirit Airlines, Inc. as the “Company,” “Spirit,” “we” or “us” and the Board of Directors as the “Board.” When we refer to Spirit’s fiscal year, we mean the twelve-month period ending December 31 of the stated year. Agreements, plans and other documents referenced to in this Proxy Statement are to be qualified in their entirety by reference to the actual full text of such agreements, plans and other documents.
The Company’s Annual Report on Form 10-K, as filed with the Securities and Exchange Commission (“SEC”), is available in the “Financials” section of our website at http://ir.spirit.com. You also may obtain a copy of the Company’s Annual Report on Form 10-K, without charge, by contacting: Secretary, c/o Spirit Airlines, Inc., 2800 Executive Way, Miramar, FL 33025.

THE PROXY PROCESS AND STOCKHOLDER VOTING
QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING
Who can vote at the Annual Meeting?
Only stockholders of record at the close of business on April 22, 2014 will be entitled to vote at the Annual Meeting. At the close of business on the Record Date, there were 72,742,717 shares of common stock issued and outstanding and entitled to vote.
Stockholder of Record: Shares Registered in Your Name
If, on April 22, 2014, your shares were registered directly in your name with the transfer agent for our common stock, Wells Fargo Shareowner Services, then you are a stockholder of record. As a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or on the Internet as instructed below to ensure your vote is counted.
Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Agent
If, on April 22, 2014, your shares were held in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy card from your broker or other agent.
What am I being asked to vote on?
You are being asked to vote “FOR”:

•	the election of the following three Class III directors to hold office until our 2017 Annual Meeting of Stockholders: B. Ben Baldanza, Robert L. Fornaro, and H. McIntyre Gardner;

•	the ratification of the selection, by the Audit Committee of the Board, of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2014; and

•	the approval, on a non-binding, advisory basis, of the compensation of our named executive officers.
In addition, you are entitled to vote on any other matters that are properly brought before the Annual Meeting.
How do I vote?
You may vote by mail or follow any alternative voting procedure described on the proxy card or the Notice of Internet Availability of Proxy Materials. To use an alternative voting procedure, follow the instructions on each proxy card that you receive or on the Notice of Internet Availability of Proxy Materials.
For the election of directors, you may either vote “FOR” each of the three nominees or you may withhold your vote for any nominee you specify. For the ratification of the selection of the Company’s independent auditors and the non-binding, advisory vote to approve named executive officer compensation, you may vote “FOR” or “AGAINST” or abstain from voting.

The procedures for voting are as follows:
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record, you may vote in person at the Annual Meeting. Alternatively, you may vote by proxy over the Internet or, if you properly request and receive a proxy card by mail or email, by signing, dating and returning the proxy card, over the Internet or by telephone. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. Even if you have submitted a proxy before the Annual Meeting, you may still attend the Annual Meeting and vote in person. In such case, your previously submitted proxy will be disregarded.

•	To vote by proxy over the Internet, follow the instructions provided in the Notice of Internet Availability of Proxy Materials or on the proxy card.

•	To vote by telephone, if you properly requested and received a proxy card by mail or email, you may vote by proxy by calling the toll free number found on the proxy card.

•
To vote by mail, if you properly requested and received a proxy card by mail or email, simply complete, sign and date the proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

•To vote in person, come to the Annual Meeting, and we will give you a ballot when you arrive.
Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Agent
If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a voting instruction card and voting instructions with these proxy materials from that organization rather than from us. Simply complete and mail the voting instruction card to ensure that your vote is counted. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact your broker, bank or other agent to request a proxy form.
Who counts the votes?
Broadridge Financial Solutions, Inc. (“Broadridge”) has been engaged as our independent agent to tabulate stockholder votes. If you are a stockholder of record, and you choose to vote over the Internet or by telephone, Broadridge will access and tabulate your vote electronically. If you choose to sign and mail your proxy card, your executed proxy card is returned directly to Broadridge for tabulation. As noted above, if you hold your shares through a broker, your broker (or its agent for tabulating votes of shares held in street name, as applicable) returns one proxy card to Broadridge on behalf of all its clients.
How are votes counted?
With respect to Proposal No. 1, the election of directors, the three nominees receiving the highest number of votes will be elected. With respect to Proposal Nos. 2 and 3, the affirmative vote of the holders of a majority in voting power of the shares of common stock which are present in person or by proxy and entitled to vote on each proposal is required for approval.
Brokers who hold shares in street name for the accounts of their clients may vote such shares either as directed by their clients or, in the absence of such direction, in their own discretion if permitted by the stock exchange or other organization of which they are members. If your shares are held by a broker on your behalf, and you do not instruct the broker as to how to vote these shares on Proposal No. 2, the broker may exercise its discretion to vote for or against that proposal in the absence of your instruction. With respect to Proposal Nos. 1 or 3, the broker may not exercise discretion to vote on those proposals. This would be a “broker non-vote” and these shares will not be counted as having been voted on the applicable proposal. However, broker non-votes will be considered present and entitled to vote at the Annual Meeting and will be counted towards determining whether or not a quorum is present. Please instruct your bank or broker so your vote can be counted.
If stockholders abstain from voting, these shares will be considered present and entitled to vote at the Annual Meeting and will be counted towards determining whether or not a quorum is present. Abstentions will have no effect with regard to Proposal No. 1 and, with regard to Proposal Nos. 2 and 3, will have the same effect as an “AGAINST” vote.
How many votes do I have?
On each matter to be voted upon, you have one vote for each share of common stock you own as of April 22, 2014.
How do I vote via Internet or telephone?
You may vote by proxy via the Internet by following the instructions provided in the Notice of Internet Availability of Proxy Materials or on the proxy card. If you properly request and receive printed copies of the proxy materials by mail, you may vote by proxy by calling the toll-free number found on the proxy card. Please be aware that if you vote over the Internet or by telephone, you may incur costs such as telephone and Internet access charges, as applicable, for which you will be responsible. The Internet and telephone voting facilities for eligible stockholders of record will close at 11:59 p.m. Eastern Time on June 16, 2014. The giving of such a telephonic or Internet proxy will not affect your right to vote in person should you decide to attend the Annual Meeting.
The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly.
What if I return a proxy card but do not make specific choices?

If we receive a signed and dated proxy card and the proxy card does not specify how your shares are to be voted, your shares will be voted “FOR” the election of each of the three nominees for director, “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm, and “FOR” the approval, on a non-binding, advisory basis, of named executive officer compensation. If any other matter is properly presented at the Annual Meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.
Who is paying for this proxy solicitation?
We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors, officers and employees may also solicit proxies in person, by telephone or by other means of communication. Directors, officers and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.
What does it mean if I receive more than one set of materials?
If you receive more than one set of materials, your shares are registered in more than one name or are registered in different accounts. In order to vote all the shares you own, you must follow the instructions for voting on each Notice of Internet Availability of Proxy Materials or the proxy card that you receive by mail or email pursuant to your request, which include instructions for voting over the Internet, by telephone or by signing, dating and returning any of such proxy cards.

Can I change my vote after submitting my proxy?
Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy over the Internet, by telephone or by mail with a later date.

•	You may send a written notice that you are revoking your proxy to our Secretary at 2800 Executive Way, Miramar, Florida 33025.

•	You may attend the Annual Meeting and vote in person. Simply attending the Annual Meeting will not, by itself, revoke your proxy.
If your shares are held by your broker, bank or other agent, you should follow the instructions provided by them.
When are stockholder proposals due for next year’s Annual Meeting?
To be considered for inclusion in the proxy materials for next year’s Annual Meeting, your proposal must be submitted in writing by December 29, 2014, to our Secretary at 2800 Executive Way, Miramar, Florida 33025; provided that if the date of that Annual Meeting is earlier than May 18, 2015 or later than July 17, 2015, the deadline will be a reasonable time before we begin to print and send our proxy materials for next year’s Annual Meeting. If you wish to submit a proposal that is not to be included in the proxy materials for next year’s Annual Meeting pursuant to the SEC’s shareholder proposal procedures or to nominate a director, you must do so between February 17, 2015 and March 19, 2015; provided that if the date of that annual meeting is earlier than May 18, 2015 or later than August 16, 2015, you must give notice not earlier than the 120th day prior to the annual meeting date and not later than the 90th day prior to the annual meeting date or, if later, the 10th day following the day on which public disclosure of the annual meeting date is first made. You are also advised to review our Amended and Restated Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.
What is the quorum requirement?
A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if the holders of a majority in voting power of the shares of common stock issued and outstanding and entitled to vote are present in person or represented by proxy at the Annual Meeting. On the Record Date, there were 72,742,717 shares outstanding and entitled to vote. Accordingly, not less than 36,371,359 shares must be represented by stockholders present at the Annual Meeting or by proxy to have a quorum.
Your shares will be counted towards the quorum only if you submit a valid proxy vote or vote at the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, either the chairperson of the Annual Meeting or a majority in voting power of the stockholders entitled to vote at the Annual Meeting, present in person or represented by proxy, may adjourn the Annual Meeting to another time or place.

How can I find out the results of the voting at the Annual Meeting?
Voting results will be announced by the filing of a Current Report on Form 8-K within four business days after the Annual Meeting. If final voting results are unavailable at that time, we will file an amended Current Report on Form 8-K within four business days of the day the final results are available.

PROPOSAL NO. 1:
ELECTION OF DIRECTORS
The Board has fixed the authorized number of members at nine (9), which includes one (1) vacancy to be filled on May 2, 2014, as further described below. In accordance with our Amended and Restated Certificate of Incorporation, the Board is divided into three classes with staggered three-year terms. At each annual general meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election.
On April 25, 2014, based on the recommendations of the Nominating and Corporate Governance Committee and pursuant to the Company's Amended and Restated Certificate of Incorporation and Bylaws, the Board (1) increased its size from eight (8) to nine (9) members; (2) designated Mr. B. Ben Baldanza, formerly a Class II director, as a Class III director; and (3) elected Mr. Robert L. Fornaro to serve as a Class III director, effective May 2, 2014. Presently, our directors are divided among the three classes as follows:

•	Class III directors: B. Ben Baldanza, Robert L. Fornaro and H. McIntyre Gardner, whose terms will expire at the Annual Meeting;

•	Class I directors: Robert D. Johnson, Barclay G. Jones III and Stuart I. Oran, whose terms will expire at the annual meeting of stockholders to be held in 2015; and

•	Class II directors: Carlton D. Donaway, David G. Elkins and Horacio Scapparone, whose terms will expire at the annual meeting to be held in 2016.
Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors.
The division of the Board into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control.
Messrs. Baldanza, Fornaro and Gardner have been nominated to serve as Class III directors and have each elected to stand for reelection at the Annual Meeting. Each director to be elected will hold office from the date of their election by the stockholders until the third subsequent annual meeting of stockholders or until his successor is elected and has been qualified, or until such director’s earlier death, resignation or removal.
Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the three nominees named above. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as the Board may propose. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve. Directors are elected by a plurality of the votes cast at the meeting.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE
FOR
THE ELECTION OF EACH NAMED NOMINEE.

The following table sets forth, for the Class III nominees and our other current directors who will continue in office after the Annual Meeting, information with respect to their ages and position/office held with the Company:

Name	Age	Position/Office Held With the Company
Class III Directors whose terms expire at the 2014 Annual Meeting of Stockholders
B. Ben Baldanza	52	President, Chief Executive Officer and Director
Robert L. Fornaro (1)	61	Director
H. McIntyre Gardner (2)	52	Director
Class I Directors for election at the 2015 Annual Meeting of Stockholders
Robert D. Johnson (2)	66	Director
Barclay G. Jones III (2)	53	Director
Stuart I. Oran (1) (3)	63	Director
Class II Directors whose terms expire at the 2016 Annual Meeting of Stockholders
Carlton D. Donaway (1) (3)	62	Director
David G. Elkins (1)	72	Director
Horacio Scapparone (1) (3)	62	Director

(1)	Member of the Compensation Committee of the Board. In the case of Mr. Fornaro, he will become a member of the Compensation Committee effective May 2, 2014.
(2)Member of the Audit Committee of the Board.
(3)Member of the Nominating and Corporate Governance Committee of the Board.
Set forth below is biographical information for the nominees and each person whose term of office as a director will continue after the Annual Meeting. The following includes certain information regarding our directors’ individual experience, qualifications, attributes and skills that led the Board to conclude that they should serve as directors.
Nominees for Election to a Three-Year Term Expiring at the 2017 Annual Meeting of Stockholders
B. Ben Baldanza has been a member of the Board since May 2006. He has served as our President and Chief Executive Officer since May 2006 and as our President and Chief Operating Officer from January 2005 to May 2006. From August 1999 to January 2005, Mr. Baldanza served as Senior Vice President of Marketing and Planning at US Airways, where he was responsible for route planning, scheduling, pricing and revenue management, marketing, sales, cargo, distribution and the international division. Prior to US Airways, Mr. Baldanza served as Managing Director and Chief Operating Officer of Grupo Taca, an airline group based in Latin America. Mr. Baldanza previously held positions at Continental Airlines, Northwest Airlines and American Airlines. The Board has concluded that Mr. Baldanza should continue to serve on the Board based on his experience in the airline industry and due to his position as Chief Executive Officer.
Robert L. Fornaro will become a member of the Board effective May 2, 2014. He served as a consultant to Southwest Airlines Co. and AirTran Airways Inc., a subsidiary of AirTran Holdings Inc., from May 2011 through April 2014. Mr. Fornaro served as the President and Chief Executive Officer of AirTran Holdings Inc. from November 2007 to May 2011. He also served as President and Chief Operating Officer of AirTran Airways Inc. from March 2001 to November 2007 and as President and Chief Financial Officer from March 1999 to August 2000. From February 1998 to March 1999, Mr. Fornaro served as a consultant in the airline industry. From 1992 to February 1998, he served as Senior Vice President of Planning for US Airways. Prior to that, he served as Senior Vice President of Marketing Planning at Northwest Airlines from 1988 to 1992. He served as the Chairman of AirTran Airways Inc. from May 2008 to May 2011 and served on its board from 2001 to May 2011. He served as Chairman of the Board of AirTran Holdings Inc. from 2008 to May 2011. The Board has concluded that Mr. Fornaro should serve on the Board and on the Compensation Committee based on his business skills, experience in the airline industry, operational expertise and his general business knowledge.
H. McIntyre Gardner has been a member of the Board since July 2010 and Chairman of the Board since August 2013. Mr. Gardner retired in 2008 from Merrill Lynch & Co., Inc. as the Head of Americas Region and Global Bank Group, Global Private Client. Prior to joining Merrill Lynch in July 2000, Mr. Gardner was the President and Chief Operating Officer of Helen of Troy Limited, a personal care products manufacturer. The Board has previously concluded that Mr. Gardner should serve on the Board as Chairman and on the Audit Committee, based on his financial and business skills, extensive corporate finance experience and broad financial expertise.
Directors Continuing in Office Until the 2015 Annual Meeting of Stockholders
Robert D. Johnson has been a member of the Board since July 2010. Mr. Johnson retired in 2008 as Chief Executive Officer of Dubai Aerospace Enterprise (DAE), a global aerospace engineering and services company. In 2005, prior to DAE, Mr. Johnson was Chairman of Honeywell Aerospace, a leading global supplier of aircraft engines, equipment, systems and services, where he also served prior to 2005 as President and Chief Executive Officer. Prior to Honeywell Aerospace, Mr. Johnson held management positions at various aviation and aerospace companies. He served on the board of directors of Ariba, Inc., a publicly traded software company, from 2005 to 2012, and currently serves on the board of directors of Spirit Aerosystems, a publicly traded aerospace components company that is not affiliated with Spirit Airlines, and Roper Industries, Inc., a publicly traded diversified industrial company. The Board has previously concluded that Mr. Johnson should serve on the Board and on the Audit Committee because of his experience in the aviation and aerospace industries, his financial expertise and his general business knowledge.
Barclay G. Jones III has been a member of the Board since 2006. Since March 2000, Mr. Jones has been the Executive Vice President of Investments for iStar Financial Inc., a publicly traded finance company focused on the commercial real estate industry. Prior to iStar, Mr. Jones was at W.P. Carey & Co., an investment management company, where he served in a variety of capacities, including Vice Chairman and Chief Acquisitions Officer. The Board has previously concluded that Mr. Jones should serve on the Board and on the Audit Committee based on his financial expertise and his general business experience.
Stuart I. Oran has been a member of the Board since 2004. During the past eleven years, Mr. Oran has been the Managing Member of Roxbury Capital Group LLC, a merchant banking firm that he founded in April 2002 and since September 2010 an Operating Partner of Liberty Hall Capital Partners, a private equity firm focused on the aerospace industry. From 1994 to 2002 Mr. Oran held a number of senior executive positions at United Airlines. Mr. Oran also serves on the boards of Red Robin Gourmet Burgers, Inc., a publicly traded national casual dining chain, Bond Street Holdings, Inc., a bank holding company, and its wholly owned subsidiary, Florida Community Bank, National Association and Accurus Aerospace Corporation, a supplier of highly engineered aerostructure parts and assemblies used on commercial and military aircraft. He previously served on the boards of Wendy’s International, Inc., a fast food company, from March 2004 to September 2008, Polaris Acquisition Corp., an acquisition company, from July 2007 to May 2009 and Deerfield Capital Corp., an investment management company that was merged into a financial institution, from 2008 to early 2011. The Board has previously concluded that Mr. Oran should serve on the Board and on the Compensation and Nominating and Corporate Governance Committees based on his experience in the airline industry, his experience on public company boards and his general business experience.

Directors Continuing in Office Until the 2016 Annual Meeting of Stockholders
Carlton D. Donaway has been a member of the Board since January 2013. Since 2004, Mr. Donaway has been the principal and Chairman of JSKD Advisors LLC, a consulting firm. From 2004 to 2008, Mr. Donaway was an advisor to Cerberus Capital Management, L.P. (“Cerberus”), a private investment firm, and to Cerberus Operations and Advisory Company, an affiliate of Cerberus that offers senior management and advisory services. Prior to working with Cerberus, Mr. Donaway served as Executive Chairman of DHL Holdings-USA, a division of Deutsche Post DHL that provides international express and mail services. He was also Chairman and Chief Executive Officer of Airborne, Incorporated, a global transportation and logistics company. Mr. Donaway served as a board member and Chairman of Anchor Glass Container Corporation, a glass container manufacturer, from November 2004 to June 2005. In August of 2005, Anchor Glass Container Corporation filed for bankruptcy protection under Chapter 11 of the U.S. Bankruptcy Code. Mr. Donaway also served as a board member of ACE Aviation Holdings, an investment holding company for various aviation interests, from 2004 to 2008. The Board has previously concluded that Mr. Donaway should serve on the Board and on the Compensation and Nominating and Corporate Governance Committees based on his knowledge of the aviation industry, experience in operational and governance matters, leadership and general business experience.
David G. Elkins has been a member of the Board since July 2010. Mr. Elkins retired in 2003 as President and Co-Chief Executive Officer of Sterling Chemicals, Inc., a North American chemicals producer headquartered in Houston, Texas. Prior to joining Sterling Chemicals in 1998, Mr. Elkins was a senior partner in the law firm of Andrews Kurth LLP, where he specialized in corporate and business law. Mr. Elkins formerly served as an independent director of numerous public and private corporations, including The Houston Exploration Company, Holley Performance Products, Inc. (non-executive Chairman), Pliant Corporation, Zilog, Inc., Sterling Chemicals, Inc., Guilford Mills, Inc., Pioneer USA, Inc. and Memorial Hermann Hospital System. Mr. Elkins currently serves on the Development Board of the University of Texas at Arlington. The Board has concluded that Mr. Elkins should continue to serve on the Board and on the Compensation Committee based on his experience with corporate and financial transactions, corporate governance expertise, human resources and executive compensation expertise and business leadership experience.
Horacio Scapparone has been a member of the Board since 2006. From 1997 until 2012 he served as Chief Executive Officer of the Bristol Group, an Argentine insurance group dedicated to property and casualty and surety businesses. From 2002 to 2007, he was a board member and Chairman of Alpargatas SAIC, a large Argentine textile company sold in 2007 to a Brazilian textile company. In 2007 Alpargatas filed for protection under Argentinean bankruptcy law. The Board has concluded that Mr. Scapparone should continue to serve on the Board and on the Compensation and Nominating and Corporate Governance Committees, based on his financial expertise, general business experience and familiarity with Latin America.
Executive Officers
The following is biographical information for our executive officers not discussed above.

Name	Age	Position(s)
John Bendoraitis	50	Senior Vice President and Chief Operating Officer
Thomas C. Canfield	58	Senior Vice President, General Counsel and Secretary
Edward M. Christie, III	43	Senior Vice President and Chief Financial Officer
James M. Lynde	58	Senior Vice President, Human Resources
Edmundo Miranda	37	Vice President, Controller

John Bendoraitis joined Spirit as Senior Vice President and Chief Operating Officer in October 2013.  Prior to joining Spirit, Mr. Bendoraitis served as Chief Operating Officer of Frontier Airlines from March 2012 to October 2013.  Previously, from 2008 to 2012, he served as President of Comair Airlines. From 2006 to 2008, he served as President of Compass Airlines, where he was responsible for the certification and launch of the airline. Mr. Bendoraitis began his aviation career in 1984 at Northwest Airlines, where over a 22-year span he worked his way up from aircraft technician to vice president of base maintenance operations.
Thomas Canfield has served as our Senior Vice President—General Counsel and Secretary since October 2007. From September 2006 to October 2007, Mr. Canfield served as General Counsel & Secretary of Point Blank Solutions, Inc., a manufacturer of antiballistic body armor. Prior to Point Blank, from 2004 to 2007, he served as CEO and Plan Administrator of AT&T Latin America Corp., a public company formerly known as FirstCom Corporation, which developed high-speed fiber networks in 17 Latin American cities. AT&T Latin America Corp. underwent a reorganization under Chapter 11 of the U.S. Bankruptcy Code beginning in 2003. Mr. Canfield also served as General Counsel & Secretary at AT&T Latin America Corp from 1999 to 2004. Previously, Mr. Canfield was Counsel in the New York office of Debevoise & Plimpton LLP. Mr. Canfield serves on the board and on the audit and nominating and corporate governance committees of Iridium Communications Inc., a satellite communications company. Mr. Canfield previously served on the board of directors of Tricom S.A., a telecommunications company, from 2004 to 2010.

Edward M. Christie, III has served as our Senior Vice President and Chief Financial Officer since April 2012. Prior to joining the Company, Mr. Christie served as Vice President and Chief Financial Officer of Pinnacle Airlines Corp. from July 2011 to March 2012. Prior to that, Mr. Christie was a partner in the management consulting firm of Vista Strategic Group LLC from May 2010 to July 2011. Mr. Christie served in various positions from 2002 to 2010 at Frontier Airlines, including as Chief Financial Officer from June 2008 to January 2010, as Senior Vice President, Finance from February 2008 to June 2008, as Vice President, Finance from May 2007 to February 2008, and before that in several positions, including Corporate Financial Administrator, Director of Corporate Financial Planning, and Senior Director of Corporate Financial Planning and Treasury. In April 2008, Frontier Airlines filed for bankruptcy protection under Chapter 11 of the U.S. Bankruptcy Code.
James M. Lynde has served as our Senior Vice President—Human Resources since February 2012. Prior to that, he was an independent consultant from 2010 until 2012, and he was Chief People Officer for Sagittarius Brands, a multi-brand restaurant business from 2006 to 2010. From 2005 to 2006, he was SVP, Human Resources for Unisource Worldwide, an international distribution business, where he led HR and strategic planning. From 1995 to 2004, Jim was SVP, People for Red Lobster, where he was responsible for human resources and all operations training. Prior to that, Lynde was VP, Human Resources with Westin/Starwood Hotels and Resorts. Mr. Lynde began his career with PG&E Corp.
Edmundo Miranda has served as our Vice President and Controller since January 2012. Prior to that, he served as our Senior Director, Corporate Controller from January 2009 to December 2011 and as Director of Corporate Accounting from July

2007 to January 2009. From 2001 to 2007, Mr. Miranda served in the audit practice of KPMG LLP, where he worked with publicly traded and mid-sized to large private corporations before leaving as a Manager.
Independence of the Board of Directors
As required under the NASDAQ Stock Market rules, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the Board. The Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of the NASDAQ Stock Market, as in effect from time to time.
Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent registered public accounting firm, the Board has affirmatively determined that with the exception of Mr. Baldanza who is the Company's President and Chief Executive Officer, all the members of the Board are independent directors, in each case within the meaning of the applicable NASDAQ Stock Market listing standards.
As required under the NASDAQ Stock Market rules, our independent directors meet regularly in executive sessions at which only independent directors are present.
There are no family relationships among any of our directors or executive officers.
Information Regarding the Board of Directors and its Committees
Board Responsibilities; Risk Oversight
The Board is responsible for, among other things, overseeing the conduct of our business; reviewing and, where appropriate, approving our major financial objectives, plans and actions; and reviewing the performance of our chief executive officer and other members of management based on reports from the Compensation Committee. Following the end of each year, the Board conducts an annual self-evaluation, which includes a review of any areas in which the Board or management believes the Board can make a better contribution to our corporate governance, as well as a review of the committee structure and an assessment of the Board’s compliance with corporate governance principles. In fulfilling the Board’s responsibilities, directors have full access to our management and independent advisors. With respect to the Board’s role in our risk oversight, our Audit Committee discusses with management our policies with respect to risk assessment and risk management and our significant financial risk exposures and the actions management has taken to limit, monitor or control such exposures. Our Audit Committee reports to the full Board with respect to these matters, among others. Our Compensation Committee is responsible for overseeing the management of risks relating to the Company’s executive compensation plans and periodically reports to the entire Board about such risks.
Leadership Structure
We have historically separated the roles of Chief Executive Officer and Chairman of the Board in recognition of the differences between the two roles. The CEO is responsible for setting our strategic direction and our day-to-day leadership and performance, while the Chairman of the Board provides guidance to the CEO, and sets the agenda for Board meetings and presides over meetings of the full Board. Mr. Gardner currently serves as our Chairman of the Board and Mr. Baldanza currently serves as our President and Chief Executive Officer. In addition, our amended and restated bylaws provide that the independent directors may appoint a lead director from among them to perform such duties as may be assigned by the Board.
Board Committees
The Board has the following standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee . The composition and responsibilities of each committee are described below. Members serve on these committees until their resignation or until otherwise determined by the Board. In August 2013, the Board resolved to designate its Finance Committee as an ad hoc committee which meets at the request of the Board or management. A copy of the Finance Committee charter is available to security holders on the Company’s website at http://ir.spirit.com.
Audit Committee
Our Audit Committee oversees our corporate accounting and financial reporting process. Among other matters, the Audit Committee evaluates the independent auditors’ qualifications, independence and performance; determines the engagement of the independent auditors; reviews and approves the scope of the annual audit and the audit fee; discusses with management and the independent auditors the results of the annual audit and the review of our quarterly financial statements; approves the retention of the independent auditors to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent auditors on the Company’s engagement team as required by law; reviews our critical accounting policies and estimates; oversees our internal audit function and annually reviews the Audit Committee charter and the committee’s performance. The current members of our Audit Committee are Mr. Gardner, Mr. Johnson and Mr. Jones, with Mr. Johnson serving as the chair of the committee. All members of our Audit Committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and the NASDAQ Stock Market. The Board has determined that each of Mr. Johnson and Mr. Gardner is an Audit Committee financial expert as defined under the applicable rules of the SEC and has the requisite financial sophistication as defined under the applicable rules and regulations of the NASDAQ Stock Market. Messrs. Gardner, Johnson and Jones are independent directors as defined under the applicable rules and regulations of the SEC and the NASDAQ Stock Market. The Audit Committee operates under a written charter that satisfies the applicable standards of the SEC and the NASDAQ Stock Market. A copy of the Audit Committee charter is available to security holders on the Company’s website at http://ir.spirit.com.
Compensation Committee
Our Compensation Committee reviews and recommends policies relating to compensation and benefits of our officers and employees. The Compensation Committee reviews and approves corporate goals and objectives relevant to compensation of our Chief Executive Officer and other executive officers, evaluates their performance in light of those goals and objectives, and sets the compensation of these officers based on such evaluations. The Compensation Committee considers recommendations of our Chief Executive Officer with respect to the compensation of other Company officers. Our Chief Executive Officer evaluates each other officer’s overall performance and contributions to us at the end of each fiscal year and reports to the Compensation Committee his recommendations for the other officers’ compensation. The Compensation Committee also administers the issuance of stock options and other awards under our equity-based compensation plans. During 2013, the Compensation Committee continued to engage Towers Watson & Co. (“Towers Watson”), an independent executive compensation advisory firm originally engaged by the Compensation Committee in 2011, as the Compensation Committee’s independent compensation advisor. Based on information provided by Towers Watson and by Company management, in April 2014, the Compensation Committee determined that no conflict of interest currently exists with, or was raised during the 2013 fiscal year by the work of, Towers Watson, and that Towers Watson is independent considering the factors enumerated by the SEC for evaluating compensation advisor independence. The Compensation Committee reviews and evaluates, at least annually, the performance of the Compensation Committee and its members, including compliance of the Compensation Committee with its charter. The current members of our Compensation Committee are Messrs. Donaway, Elkins, Oran and Scapparone, with Mr. Elkins serving as the chair of the committee. The Board has affirmatively determined that each of Messrs. Donaway, Elkins, Oran and Scapparone meets the definition of “independent director” for purposes of the NASDAQ Stock Market listing rules and for purposes of Section 162(m) of the Internal Revenue Code. Mr. Fornaro will become a member of the Compensation Committee, effective May 2, 2014. A copy of the Compensation Committee charter is available to security holders on the Company’s website at http://ir.spirit.com.
Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee is responsible for making recommendations regarding candidates for directorships and the size and composition of the Board. In addition, the Nominating and Corporate Governance Committee is responsible for overseeing our corporate governance guidelines and reporting and making recommendations concerning governance matters. A copy of our corporate governance guidelines is available to security holders on the Company's website at http://ir.spirit.com.

The Nominating and Corporate Governance Committee reviews candidates for director in the context of the current composition, skills and expertise of the Board, the operating requirements of the Company and the interests of stockholders. The Nominating and Corporate Governance Committee also takes into consideration applicable laws and regulations (including the NASDAQ Stock Market listing standards), diversity, age, skills, experience, integrity, ability to make independent analytical inquires, understanding of the Company’s business and business environment, willingness to devote adequate time and effort to Board responsibilities and other relevant factors. In the case of new director candidates, the Nominating and Corporate Governance Committee determines whether the nominee must be independent for purposes of NASDAQ Stock Market Rules and applicable SEC rules and regulations. The Nominating and Corporate Governance Committee then compiles a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the functions and needs of the Board. The Nominating and Corporate Governance Committee meets to discuss and consider such candidates’ qualifications. All members of the Nominating and Corporate Governance Committee, the Chairman and the Chief Executive Officer and President then interview candidates that the

Nominating and Corporate Governance Committee believes have the requisite background, before recommending a nominee to the Board, which votes to elect the nominees.
The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. Though the committee has not established a formal policy with regard to consideration of director candidates recommended by stockholders, the Board believes that such the procedures set forth in the Company’s amended and restated bylaws are currently sufficient and that the establishment of a formal policy is not necessary.
Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board may do so by delivering, along with any updates or supplements required by the Company’s amended and restated bylaws, a written recommendation, c/o the Company’s Secretary, to the following address: Spirit Airlines, Inc., 2800 Executive Way, Miramar, Florida 33025 not earlier than the 120th day prior to and not later than the 90th day prior to the first anniversary of the Company’s annual meeting of stockholders for the preceding year; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, such recommendation shall be delivered not earlier than the 120th day prior to the Company’s annual meeting and not later than the 90th day prior to such annual meeting, or, if later, the 10th day following the day on which public disclosure of the date of such annual meeting was first made. Submissions must include the required information and follow the specified procedures set forth in the Company’s amended and restated bylaws. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected. The nominating and Corporate governance committee will evaluate any director candidates that are properly recommended by stockholders in the same manner as it evaluates all other director candidates, as described above.
The Nominating and Corporate Governance Committee is comprised of Messrs. Donaway, Oran and Scapparone, with Mr. Donaway serving as the chair of the committee. Potential candidates for nomination to the Board will be discussed by the committee. The Board has affirmatively determined that each of Messrs. Donaway, Oran and Scapparone meets the definition of “independent director” for purposes of the NASDAQ Stock Market listing rules. A copy of the Nominating and Corporate Governance Committee charter is available to security holders on the Company’s website at http://ir.spirit.com.
Meetings of the Board of Directors, Board and Committee Member Attendance and Annual Meeting Attendance
The Board met thirteen times during 2013. The Audit Committee of the Board met eight times, the Compensation Committee of the Board met eighteen times and the Nominating and Corporate Governance Committee met two times during 2013. During 2013, each Board member attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he served. We encourage all of our directors and nominees for director to attend our annual meeting of stockholders; however, attendance is not mandatory. All of our directors attended our annual meeting of stockholders in 2013.
Stockholder Communications with the Board of Directors
Should stockholders wish to communicate with the Board or any specified individual directors, such correspondence should be sent to the attention of the Secretary, at 2800 Executive Way, Miramar, Florida 33025. The Secretary will forward the communication to the Board members.
Compensation Committee Interlocks and Insider Participation
None of the members of our Compensation Committee is or has at any time during the past year been an officer or employee of ours. None of our executive officers currently serves or in the past year has served as a member of the board of directors or Compensation Committee of any entity that has one or more executive officers serving on our Board or Compensation Committee.
Code of Business Conduct and Ethics
The Board has adopted a Code of Ethics and Business Conduct. The Code of Ethics and Business Conduct is applicable to all members of the Board, executive officers and employees, including our chief executive officer, chief financial officer and principal accounting officer. The Code of Ethics and Business Conduct is available under the Investor Relations section on our website at http://ir.spirit.com under “Code of Ethics.” The Code of Ethics and Business Conduct addresses, among other things, issues relating to conflicts of interests, including internal reporting of violations and disclosures, and compliance with applicable laws, rules and regulations. The purpose of the Code of Ethics and Business Conduct is to deter wrongdoing and to promote, among other things, honest and ethical conduct and to ensure to the greatest possible extent that our business is conducted in a legal and ethical manner. We intend to promptly disclose (1) the nature of any amendment to our code of ethics that applies to our directors, executive officers or other principal financial officers and (2) the nature of any waiver, including an implicit waiver, from a provision of our code of ethics that is granted to one of these specified directors, officers or other principal financial officers, the name of such person who is granted the waiver and the date of the waiver on our website in the future.
Limitation of Liability and Indemnification
Our amended and restated certificate of incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:
•any breach of the director’s duty of loyalty to us or our stockholders;
•any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or
•any transaction from which the director derived an improper personal benefit.
Our amended and restated certificate of incorporation provides that we may indemnify our directors and officers, in each case to the fullest extent permitted by Delaware law. Our amended and restated bylaws also provide that we are obligated to indemnify our directors and officers to the fullest extent permitted by Delaware law and advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity regardless of whether we would otherwise be permitted to indemnify him or her under the provisions of Delaware law. We have entered into agreements to indemnify our directors, executive officers and other employees as determined by the Board. For more information, see “Certain Relationships and Related Transactions – Other Transactions” elsewhere in this Proxy Statement. With specified exceptions, these agreements provide for indemnification for related expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. We believe these limitations of liability provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain directors’ and officers’ liability insurance.
The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation, amended and restated bylaws and indemnification agreements may discourage stockholders from bringing a lawsuit against our directors and officers for breach of their fiduciary duty. Our amended and restated certificate of incorporation provides that any such lawsuit must be brought in the Court of Chancery of the State of Delaware. The foregoing provisions may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. At present, there is no pending litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

PROPOSAL NO. 2:
RATIFICATION OF SELECTION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the Board has selected Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2014 and is seeking ratification of such selection by our stockholders at the Annual Meeting. Ernst & Young LLP has audited our financial statements since 1995. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Neither our amended and restated bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm. However, the Audit Committee is submitting the selection of Ernst & Young LLP to our stockholders for ratification as a matter of good corporate practice. If our stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain Ernst & Young LLP. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and our stockholders.
To be approved, the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm must receive a “FOR” vote from the holders of a majority in voting power of the shares of common stock which are present in person or represented by proxy and entitled to vote on the proposal. Abstentions and broker non-votes will be counted towards a quorum. Abstentions will have the same effect as an “AGAINST” vote for purposes of determining whether this matter has been approved. Broker non-votes will have no effect on the outcome of this proposal.
Principal Accountant Fees and Services
The following table provides information regarding the fees incurred by Ernst & Young LLP during the years ended December 31, 2013 and 2012. All fees described below were approved by the Audit Committee.

	Year Ended December 31,
	2013	2012
	(in thousands)
Audit Fees	$854	$1,025
Audit-Related Fees	—	—
Tax Fees	$3	—
All Other Fees	2	2
Total Fees	$859	$1,027
Audit Fees
Audit fees represent fees billed for professional services rendered for the audit of our annual financial statements, including reviews of our quarterly financial statements, as well as audit services provided in connection with certain other regulatory filings including our 2013 and 2012 filings of reports or registration statements on Form 10-K, Form 10-Q, Form S-1A, Form S-3, Form 8-K and comfort letter consents.
Audit-Related Fees
There were no audit-related fees of Ernst & Young LLP during 2013 and 2012.

Tax Fees
Tax fees represent fees billed for professional services rendered for the review and advice on U.S. and foreign tax matters. There were no tax fees of Ernst & Young LLP during 2012.
All Other Fees
All other fees represent an annual license fee for access to Ernst & Young’s web-based accounting research tool during 2013 and 2012.
Pre-Approval Policies and Procedures

The Audit Committee pre-approves all audit and non-audit services provided by its independent registered public accounting firm. This policy is set forth in the charter of the Audit Committee and available at http://ir.spirit.com.
The Audit Committee approved all audit and other services provided by Ernst & Young LLP for 2013 and 2012 and the estimated costs of those services. Actual amounts billed, to the extent in excess of the estimated amounts, were periodically reviewed and approved by the Audit Committee.
The Audit Committee considered whether the non-audit services rendered by Ernst & Young LLP were compatible with maintaining Ernst & Young LLP’s independence and concluded that they were so compatible.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE
FOR
THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP
AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
FOR THE YEAR ENDING DECEMBER 31, 2014.

PROPOSAL NO. 3:
ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION
Pursuant to Section 14A of the Exchange Act, the Company is providing stockholders with a non-binding, advisory vote on compensation programs for our named executive officers (sometimes referred to as “say on pay”). In 2012, our stockholders, following the Board's recommendation, approved a frequency of “every one year” for holding this non-binding, advisory vote to approve executive compensation.
Accordingly, you may vote on the following resolution at the 2014 annual meeting:
“RESOLVED, that the stockholders approve, on a non-binding, advisory basis, the compensation of the Company’s named executive officers as disclosed in the Compensation Discussion and Analysis, the accompanying compensation tables and the related narrative disclosure in this Proxy Statement.”
To be approved, this proposal must receive a “FOR” vote from the holders of a majority in voting power of the shares of common stock which are present in person or represented by proxy and entitled to vote on the proposal. Abstentions and broker non-votes will be counted towards a quorum. Abstentions will have the same effect as an “AGAINST” vote for purposes of determining whether this matter has been approved. Broker non-votes will have no effect on the outcome of this proposal.
At our 2013 Annual Meeting of Stockholders, approximately 95% of the shares voted were cast in favor of our management "say on pay" resolution. The Compensation Committee believes those voting results affirm our stockholders’ support of our approach to executive compensation and did not make any fundamental changes for 2014. The Company recommends that stockholders again approve and support the decisions pertaining to the compensation of our named executive officers and the Company’s executive compensation programs.
As described in detail under “Compensation Discussion and Analysis”, our compensation programs are designed to motivate our executives to create a successful company. Our philosophy is to make a significant percentage of an executive officer’s compensation “at-risk” and tied to the Company’s performance. We believe that our compensation program, with its balance of short-term incentives (including annual performance bonuses) and long-term incentives (including performance-based equity awards), rewards sustained performance that is aligned with long-term stockholder interests. Stockholders are encouraged to read the Compensation Discussion and Analysis, the accompanying compensation tables and the related narrative disclosure.
The Company does not pay tax gross-ups to its executive officers with respect to retirement, severance or change in control payments. The Company has established stock ownership guidelines applicable to its executive officers. The Company has established a policy prohibiting our executive officers from engaging in hedging activities with respect to our stock.
This vote is non-binding. The Board and the Compensation Committee expect to take into account the outcome of the vote when considering future executive compensation decisions to the extent they can determine the cause or causes of any significant negative voting results. Unless the Board modifies its determination on the frequency of future “say on pay” advisory votes, the next “say on pay” advisory vote will be held at the 2015 Annual Meeting of Stockholders.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE
FOR
THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF
OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN
THE COMPENSATION DISCUSSION AND ANALYSIS, THE ACCOMPANYING COMPENSATION TABLES
AND THE RELATED NARRATIVE DISCLOSURE.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth, as of the Record Date (April 22, 2014), information regarding beneficial ownership of our capital stock by:

•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our common stock;
•each named executive officer as set forth in the summary compensation table below;
•each of our directors; and
•all current executive officers and directors as a group.
Beneficial ownership is determined according to the rules of the SEC and generally means that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power of that security, including options and warrants that are currently exercisable or exercisable within 60 days and restricted stock units that vest within 60 days. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown that they beneficially own, subject to community property laws where applicable.
Common stock subject to stock options and warrants currently exercisable or exercisable within 60 days of the Record Date and restricted stock units that vest within 60 days of the Record Date are deemed to be outstanding for computing the percentage ownership of the person holding these options, warrants and restricted stock units and the percentage ownership of any group of which the holder is a member but are not deemed outstanding for computing the percentage of any other person.
As of the Record Date, there were 72,742,717 shares of our voting common stock outstanding. Unless otherwise indicated, the address of each of the individuals and entities named below is c/o Spirit Airlines, Inc., 2800 Executive Way, Miramar, Florida 33025.
Shares of Common Stock Beneficially Owned

Name of Beneficial Owner	Common Stock	Securities Exercisable or Vesting Within 60 Days	Number of Shares Beneficially Owned	Percent
5% Stockholders:
FMR LLC (1)	10,897,079	—	10,897,079	15.0%
The Vanguard Group (2)	4,330,042	—	4,330,042	6.0%
BlackRock, Inc. (3)	3,841,963	—	3,841,963	5.3%
Wellington Management Company, LLP (4)	3,746,162	—	3,746,162	5.1%
Named Executive Officers and Directors:
B. Ben Baldanza	48,733	—	48,733	*
John Bendoraitis	—	—	—	*
Thomas Canfield	8,866	5,000	13,866	*
Edward M. Christie III	10,717	—	10,717	*
James M. Lynde	15,827	—	15,827	*
Carlton D. Donaway	3,200	—	3,200	*
David G. Elkins	5,808	—	5,808	*
H. McIntyre Gardner	5,808	—	5,808	*
Robert D. Johnson	5,808	—	5,808	*
Barclay G. Jones III	5,808	—	5,808	*
Stuart I. Oran	5,808	—	5,808	*
Horacio Scapparone	5,088	—	5,088	*
All 13 current directors and executive officers as a group	128,102	5,000	133,102	*

*	Represents beneficial ownership of less than one percent of the outstanding shares of common stock.

(1)	Has a principal business address at 245 Summer Street, Boston, Massachusetts 02210.

(2)	Has a principal business address at 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

(3)	Has a principal business address at 40 East 52nd Street, New York, New York 10022.

(4)	Has a principal business address at 280 Congress Street, Boston, Massachusetts 02210.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.
To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the year ended December 31, 2013, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners were complied with except that Mr. Tony Lefebvre, our former Senior Vice President and Chief Operating Officer, filed one Form 4 with respect to a single transaction not reported on a timely basis.
Compensation Arrangements for Our Non-Employee Directors
We compensate our non-employee directors for their service on the Board, but do not pay director fees to our directors who are our employees. In October 2011, we adopted a non-employee director compensation policy which may be amended from time to time. For 2013, each non-employee director was entitled to receive an annual cash retainer of $40,000 paid in quarterly installments and cash fees of $1,500 for attendance at each Board or committee meeting. Additionally, the Chairman of the Board, Chair of the Audit Committee, Chair of the Compensation Committee and chairs of any other standing Board committees received additional annual retainers of $40,000 (of which 50% was in the form of restricted stock units of equivalent value), $15,000, $7,500 and $6,000, respectively. Non-employee directors were also entitled to receive an annual equity based grant (in the form of restricted stock units) with a fair market value of $60,000 as of the grant date. Market value is computed by multiplying the number of restricted stock units by the average closing price per share of the Company’s common stock for the five trading days immediately preceding the grant date. On April 8, 2013, each of our non-employee directors received a grant of 2,400 restricted stock units with a vesting date of April 8, 2014, with Mr. Donaway receiving an additional 800 restricted stock units as an initial grant in consideration of his joining the Board in 2013.
In late 2013, the Compensation Committee requested an updated analysis of the terms and conditions of our non-employee director compensation policy from Towers Watson, who has served as its independent advisor since 2011. The advisor undertook a detailed review of recent board compensation trends, including as to the form and amount of cash compensation and equity grants, chairperson retainers and stock ownership guidelines. The advisor benchmarked the Board's compensation against both an airline peer group as well as a small to mid-sized (based on revenues) general industry group, considering that the Company would be competing for director talent and experience from a variety of businesses. The analysis showed that the Board’s compensation fell at approximately the 50th percentile among the population studied. After reviewing the data and analysis prepared by its advisor, the Compensation Committee approved, and the Board subsequently ratified, a revised non-employee director compensation policy. The revised policy, which became effective on March 3, 2014, increased the annual cash retainer for the Chairman of the Board to $70,000 (of which 50% would be payable in restricted stock units of equivalent value). The revised policy also increased the annual cash retainer of the Chair of the Compensation Committee to $12,000. On March 4, 2014, each of our non-employee directors received a grant of 1,071 restricted stock units with a vesting date of March 4, 2015. Also on March 4, 2014, Mr. Gardner received an additional grant of 625 restricted stock units with a vesting date of March 4, 2015, representing 50% in value of his annual retainer as Chairman of the Board. Consistent with the non-employee director compensation policy, upon joining our Board on May 2, 2014, Mr. Fornaro will receive an initial equity based grant (in the form of restricted stock units) with a fair market value of $20,000 and an annual equity based grant (also in the form of restricted stock units) with a fair market value of $40,000, representing the standard annual grant value prorated to reflect his start date in May 2014. In early 2014, we commenced a deferral program by which each non-employee director may, at his election and prior to the grant date, defer settlement of 100% of his vested restricted stock units until the earliest of (a) 360, 720 or 1,080 days (the non-employee director must affirmatively select desired number of days); (b) a change of control; and (c) 30 days after termination of service.
In March 2014, the Compensation Committee approved a revision to the stock ownership guidelines for non-employee directors to require outright ownership of a minimum number of shares of our common stock. Under the revised guidelines, our non-employee directors are required to retain, within five years, equity interests at least equal to the lesser of (i) shares valued at $180,000, being 3.0 times the annual equity grant amount for non-employee directors (one-third of which must be owned outright in the form of shares of our common stock) and (ii) 10,000 shares (one-third of which must be owned outright in the form of shares of our common stock). All of our non-employee directors are currently in compliance with the revised guidelines.
Non-employee directors are reimbursed for travel and other expenses incurred for attending meetings. Consistent with prevailing practice in the airline industry, non-employee directors are also afforded free positive-space family travel benefits on our airline, in our case up to a maximum value of $5,000 per year.
The following table sets forth information concerning the compensation earned by our non-employee directors during the year ended December 31, 2013.

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Total
Carlton D. Donaway (2)	$87,746	$81,568	$169,314
David G. Elkins	$90,874	$61,176	$152,050
H. McIntyre Gardner	$100,741	$61,176	$161,917
Robert D. Johnson	$85,042	$61,176	$146,218
Barclay G. Jones, III	$77,999	$61,176	$139,175
Stuart I. Oran	$83,999	$61,176	$145,175
Horacio Scapparone	$85,499	$61,176	$146,675
William A. Franke (3)	$43,406	$81,568	$124,974
John R. Wilson (3)	$32,021	$61,176	$93,197

(1)
Amounts shown in the “Stock Awards” column represent the aggregate grant date fair value of restricted stock units granted during 2013 computed in accordance with FASB ASC Topic 718. Due to Messrs. Franke's and Wilson's resignations as members of our Board effective August 7, 2013, their 2013 stock awards were forfeited and canceled. The table below shows the aggregate numbers of unvested restricted stock unit awards outstanding for each non-employee director as of December 31, 2013. None of the non-employee directors held any stock option awards as of December 31, 2013.

Name	Restricted stock units
Carlton D. Donaway (2)	3,200
David G. Elkins	2,400
H. McIntyre Gardner	2,400
Robert D. Johnson	2,400
Barclay G. Jones, III	2,400
Stuart I. Oran	2,400
Horacio Scapparone	2,400
William A. Franke (3)	—
John R. Wilson (3)	—

(2)	Mr. Donaway received an additional grant of 800 restricted stock units on April 8, 2013 as an initial grant in consideration of his joining the Board in January 2013.

(3)
As stated above, on August 7, 2013 Messrs. Franke and Wilson resigned as members of our Board. All equity based grants which remained unvested at the time of their resignation were forfeited and canceled.

COMPENSATION DISCUSSION AND ANALYSIS
The following discussion and analysis of compensation arrangements of our named executive officers should be read together with the compensation tables and related disclosures set forth below. This discussion contains forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt may differ materially from currently planned programs as summarized in this discussion.
Our Compensation Committee is responsible for establishing, implementing, and monitoring adherence to our compensation philosophy. We seek to ensure that the total compensation paid to our executive officers is fair, reasonable and competitive. Our Compensation Committee is appointed by the Board. In 2013, our Compensation Committee determined the compensation for our President and Chief Executive Officer and all of our other named executive officers, or NEOs. During 2013, the Compensation Committee continued to engage Towers Watson, an executive compensation advisory firm originally engaged by the Compensation Committee in 2011, as the Compensation Committee’s independent compensation advisor. Based on information provided by Towers Watson and by Company management, in April 2014 the Compensation Committee determined that no conflict of interest currently exists with, or was raised during the 2013 fiscal year by the work of, Towers Watson, and Towers Watson is independent considering the factors enumerated by the SEC for evaluating advisor independence.
With respect to executive compensation earned in 2013, the Compensation Committee based its decisions in part on market data provided by its advisor, Towers Watson, in 2012 and 2013. The Compensation Committee also considered input provided by our Chief Executive Officer and our Senior Vice President-Human Resources. Decisions of our Compensation Committee pertaining to the compensation of our named executive officers and the Company’s executive compensation programs are regularly reported to, and in many instances concurred in by, the full Board.
Our NEOs for 2013 were as follows:

•	B. Ben Baldanza, President and Chief Executive Officer

•	Edward M. Christie III, Senior Vice President and Chief Financial Officer

•	John Bendoraitis, Senior Vice President and Chief Operating Officer

•	Thomas Canfield, Senior Vice President, General Counsel and Secretary

•	James M. Lynde, Senior Vice President—Human Resources

•	Barry Biffle, our former Executive Vice President and Chief Marketing Officer (who resigned on July 15, 2013)
Compensation Philosophy and Objectives
The market for experienced management is highly competitive in our industry. Our goal is to attract and retain the most highly qualified executives to manage each of our business functions. In doing so, we draw upon a pool of talent that is highly sought after within both the airline industry and elsewhere in the travel and hospitality industry. Within this talent pool, we seek out individuals who we believe will be able to contribute to our unique ultra low cost operating model and our vision of future success, our culture and values, and who will enhance the cohesiveness and productivity of our leadership team. We regard as fundamental that executive officer compensation be structured to provide competitive base salaries and benefits to attract and retain superior employees, and to provide incentive compensation to motivate executive officers to attain, and to reward executive officers for attaining, established financial, operational and other goals that are consistent with increasing stockholder value. Since our initial public offering in 2011, and with the input and assistance of its independent compensation advisor, our Compensation Committee has adhered to an executive compensation program designed to provide appropriately balanced mixes of (i) fixed versus at-risk variable compensation, (ii) annual versus long-term compensation and (iii) cash versus equity compensation. As more particularly described below, our executive compensation program is structured around three primary components: fixed base salary, annual cash incentive compensation (bonuses) linked to performance targets and equity-based long-term incentive compensation consisting of a combination of restricted stock units and performance share units. In April 2013, we approved equity-based long-term incentive compensation awarded to NEOs in the form of 50% restricted stock units vesting over four years and 50% performance share units tied to the Company’s total shareholder return over a three-year period measured against a peer group of companies.
In determining the form and amount of compensation payable to the NEOs, we are guided by the following objectives and principles:

•
Compensation levels should be competitive to attract and retain key executives. We aim to provide an executive compensation program that attracts, motivates and retains high performance talent and rewards them for our achieving and maintaining a competitive position in our industry. Total compensation (i.e. maximum achievable compensation) should increase with position and responsibility.

•
Compensation should relate directly to performance, and incentive compensation should constitute a significant portion of total compensation. We aim to foster a pay-for-performance culture, with a significant portion of total compensation being “at risk.” Accordingly, a significant portion of total compensation should be tied to and vary with our financial, operational and strategic performance, as well as individual performance. Executives with greater roles and the ability to directly impact our strategic goals and long-term results should bear a greater proportion of the risk if these goals and results are not achieved. The amount of “at risk pay” is structured accordingly.

•
Long-term incentive compensation should align executives’ interests with our stockholders’ interests. Awards of long-term incentives, including equity-based compensation, encourage executives to focus on achieving our long-term growth objectives and incentivize executives to manage the Company from the perspective of stockholders with a meaningful stake in us, as well as to focus on long-term career orientation.

Consideration of 2013 Stockholder Advisory Vote on Executive Compensation
At our annual meeting of stockholders last year, our stockholders expressed strong support for our compensation programs and the compensation of our named executive officers, with an approval rate of approximately 95% for our management "say on pay" resolution. In light of this support and consistent with recommendations from its independent compensation advisor, the Compensation Committee made no significant changes to the overall design of our compensation program during 2013. The Compensation Committee continuously endeavors to ensure that management’s interests are aligned with those of our stockholders and support long-term value creation.
Determination of Compensation
The Compensation Committee meets periodically to specifically review and determine adjustments, if any, to the President and Chief Executive Officer’s compensation, including his base salary, annual bonus compensation and long-term equity awards, and to review and consider recommendations of the President and Chief Executive Officer with respect to the other NEOs’ base salaries, annual bonus compensation and long-term equity awards. For 2013, the Compensation Committee determined each individual component of compensation for our NEOs. Decisions of our Compensation Committee pertaining to the compensation of our named executive officers and the Company’s executive compensation programs are regularly reported to, and in many instances concurred in by, the full Board. The Compensation Committee annually evaluates our company-wide performance against the approved operating plan for the prior fiscal year. The Compensation Committee also meets periodically to discuss compensation-related matters as they arise during the year. For each fiscal year, Mr. Baldanza, our President and Chief Executive Officer, evaluates each other NEO’s individual performance and contributions to the Company’s success and reports to the Compensation Committee his recommendations regarding each element of the other NEOs’ compensation. Mr. Baldanza does not participate in any formal discussion with the Compensation Committee regarding decisions on his own compensation and he recuses himself from meetings when his compensation is discussed.
In July 2011, the Compensation Committee engaged Towers Watson as an independent compensation advisor to assist the Compensation Committee with our executive compensation program design. Since that time, Towers Watson has worked closely with the Compensation Committee to determine an appropriate executive compensation strategy that supports our objectives: maintaining low costs, profitable growth, sound cash flow and safe and reliable operations. In considering approaches to executive compensation, the Compensation Committee also has reviewed ways to strengthen the alignment of management’s interests with the interests of shareholders, strengthen our ability to retain key executive talent and design plans that account for the relatively high volatility of our industry.
In order to assist the Compensation Committee in setting appropriate compensation metrics and target amounts, in December 2012, Towers Watson provided an updated competitive assessment of our 2012 executive compensation levels. Towers Watson also provided a market analysis of our 2013 compensation in October 2013. After consideration, and based on recommendations from Towers Watson, the Compensation Committee approved the following public companies as an appropriate benchmarking peer group for compensation market comparison purposes for 2012 and 2013:

•	Allegiant Travel Company

•	Hawaiian Holdings Inc.

•	Republic Airways Holdings Inc.

•	Sky West Inc.

•	JetBlue Airways Corporation

•	Alaska Air Group, Inc.
Towers Watson primarily used the peer group above to assess the competitiveness of our Chief Executive Officer’s and Chief Operating Officer’s compensation, as these positions would normally be recruited from other passenger airlines. In assessing the compensation of our Chief Financial Officer, Senior Vice President—Human Resources, and General Counsel, the consultant used a blended approach consisting of both peer group proxy data and broader industries survey data, adjusted for revenue size, as these positions could also be recruited from companies in other industries. For its October 2013 analysis, the survey data were pulled from the following executive pay surveys and aged to November 1, 2013:

•	Seabury 2013 Airline Industry Compensation Survey Analysis;

•	Towers Watson 2013 Compensation Data Bank (CDB) General Industry Executive Compensation Survey Report; and

•	William M. Mercer 2013 Executive Compensation Survey.
The data from the two general industry executive surveys were cut in scope to focus on companies with revenues approximating the Company’s last twelve months of revenues of approximately $1.4 billion as of June 30, 2013. The Compensation Committee was not aware of the individual participating companies in the surveys and reviewed the data in a summarized fashion.
At the same time, the Compensation Committee also approved the following larger group of publicly traded airline companies (the "Performance Share Peer Group") as an appropriate peer group for measuring total shareholder return under the performance share units awarded to our executive officers in the first quarter of 2013:

•	Allegiant Travel Company

•	Hawaiian Holdings Inc.

•	Republic Airways Holdings Inc.

•	Sky West Inc.

•	JetBlue Airways Corporation

•	Alaska Air Group, Inc.

•	US Airways

•	Southwest Airlines

•	Delta Airlines

•	United Continental
In using peer group data, the Compensation Committee, with the recommendation of Towers Watson, focused on the group of small to medium-sized passenger carriers as an appropriate universe for assessing the amounts and percentile rankings of compensation elements for NEOs, including base salaries, short-term incentives (bonuses) and long-term equity-based incentives. The committee judged that the Company’s competition for executive talent came significantly from these carriers. The larger group of airlines was used for comparing the Company’s total shareholder return under our performance share units, because the Company believes it competes with all other airline companies for equity investors.
US Airways was subsequently removed from the Performance Share Peer Group for both the 2012 and 2013 awards of performance share units, in the discretion of the Compensation Committee, based on that company's share price being affected by a pending merger with American Airlines, then in bankruptcy proceedings, which would cause the shares of US Airways to cease to trade once the merger was completed. With respect to the 2014 grants of performance share units, however, American Airlines Group, Inc. will be added to the Performance Share Peer Group and will be considered for measuring total shareholder return.

The Compensation Committee has historically approved an overall guideline of total compensation for our senior management generally around the market median. Such guideline remains in place to date. Within this general guideline, the Compensation Committee has approved the following based on our objectives and unique business model:

•	Base Salary: In keeping with the objective of maintaining low fixed costs and managing cash resources, base salaries would be set below market median levels.

•	Short-Term Incentive: In order to appropriately reward achievement of our annual business and financial objectives, short-term incentives would be set above market median levels.

•
Long-Term Incentive: To incentivize profitable longer term growth, increase alignment with shareholder interests and provide for retention of key talent, long-term equity-based incentives would be set above market median levels.

Our executive compensation philosophy contemplates that the Compensation Committee would annually select a mix of the foregoing compensation elements intended to deliver total target direct compensation (base salary, annual target incentive compensation and long-term target incentive compensation) for our executive officers, in the aggregate, at approximately the market 50th percentile. However, the Compensation Committee reserved discretion to deviate from the above guidelines as necessary to account for changing industry characteristics, our particular business model, individual performance and other factors. Towers Watson’s October 2013 analysis indicated that, in the aggregate, our NEOs’ 2013 total target direct compensation (base salary plus target bonus opportunity plus equity compensation) approximated the 50th percentile of the market.
Components of Compensation for 2013
For 2013, our performance-driven compensation program for our NEOs consisted of four components:

•	base salary;

•	annual cash incentive program (bonus);

•	equity-based long-term incentives; and

•	benefits.
We are continuing to build our executive compensation program around each of the above elements because each individual component is useful in achieving one or more of the objectives of the program and we believe that, collectively, they are effective in achieving our overall objectives.
Base Salary. We provide our NEOs and other employees with a base salary to compensate them for services rendered during the fiscal year. The base salary payable to each NEO is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities. Base salary amounts are established based on consideration of, among other factors, the scope of the NEOs’ responsibilities, ability to contribute to the Company’s success, years of service and the Compensation Committee’s general knowledge of the competitive market, based on, among other things, experience with other companies and our industry and market data provided by Towers Watson.
In April 2013, except for Mr. Bendoraitis (who joined the company in October 2013), the NEOs base salaries were increased to $484,100 for Mr. Baldanza, $312,000 for Mr. Canfield, $307,000 for Mr. Christie and $286,000 for Mr. Lynde, representing limited increases of 3%, 4%, 2.3% and 4%, respectively. Following a review of benchmarked compensation ranges provided by Towers Watson for similar positions at the peer group described above, the Compensation Committee set Mr. Bendoraitis' base salary at $320,000. The NEOs’ 2013 base salaries are set forth under the “Summary Compensation Table” below and are prorated to reflect the increases effective April 2013 and, in the case of Mr. Bendoraitis, to reflect his employment start date in October 2013. The amount shown for Mr. Biffle is prorated to reflect his resignation from the Company in July 2013.
Bonuses. Cash bonuses are intended to provide incentives to drive company-wide financial and operating performance. All of our NEOs and other executive officers are eligible for annual cash bonuses, which are determined annually based on achievement of a set of pre-established financial and operational performance metrics established for the year at or shortly after the time of the Board’s approval of the annual operating plan. The determination of the amount of annual bonuses paid to our executive officers also reflects a number of considerations by the Compensation Committee acting in its discretion, including the Company’s safety performance and a subjective evaluation of the individual contribution of each executive officer during the relevant period.

Our annual incentive bonus program is administered by the Compensation Committee. For each year, the Compensation Committee approves (i) the performance metrics, (ii) the weighting of the performance metrics, (iii) the threshold, target and stretch performance levels for each metric and the percentage payouts for the performance levels (usually 50% for threshold, 100% for target and 200% for stretch) and (iv) the target bonuses for officer positions, expressed as a percentage of base salaries (usually 50% for vice presidents, 70% for senior vice presidents and 100% for the chief executive officer). After the performance results for the year are available, the specific bonus payments are calculated using the formula embodied in the short-term incentive plan, but with such discretionary adjustments as the Compensation Committee may approve for certain officers based on their individual performances and other factors.

In March 2013, the Compensation Committee, based on a review of benchmarking and other data provided by its independent consultant, Towers Watson, and considering our Company objectives and operating plan for the year 2013, adopted our 2013 short-term incentive plan for our executive officers. The Compensation Committee determined that no payments under the 2013 plan would be made unless the Company achieved a minimum level of net income of $77 million. Based on the market data, the target bonus opportunity percentages were maintained at 100% of base salary for the chief executive officer, 70% of base salary for senior vice presidents and 50% of base salary for vice presidents. Assuming the minimum net income amount was achieved, payout would be based on the Company's performance against the following metrics tied to our 2013 operating plan: (i) adjusted CASM ex-fuel (defined as operating costs per available seat mile as adjusted for fuel, restructuring cost, special items, distribution and marketing expense, equity compensation expense and bonus expense) weighted at 50%; (ii) adjusted total RASM (defined as operating revenue per available seat mile as adjusted for distribution and marketing expense) weighted at 30%; and (iii) flight dispatch reliability (defined as flight completion percentage factor as adjusted for weather and air traffic control items), weighted at 20%. For each of the three metrics, payout would vary, on a linear basis, from $0, if results were below the threshold performance level, to 50% of target value if results were at the threshold performance level, to 100% of target value, if results were at the target performance level and up to 200% of target value, if results were at or above the stretch performance level. The Compensation Committee also reserved discretion to reduce payouts in light of safety events occurring during the year and also adjust for other factors it deems relevant in assessing actual performance in 2013 compared to our 2013 operating plan. The following table sets forth the target performance levels under the 2013 plan metrics, the weighting of the performance metrics, the actual performance results under each metric and the resulting payout percentages.

Metric and Weight	Target Level – 100% Payout	Actual 2013 Results	Payout Percentage
Adjusted CASM ex-fuel (50% weight)	5.28 cents	5.35 cents	45.77%
Adjusted Total RASM (30% weight)	10.99 cents	11.51 cents	60.00%
Flight Dispatch Reliability (20% weight)	99.54%	99.64%	34.68%
	Total Achieved (% of target)		140.45%
In March 2014, the Compensation Committee considered the Company’s performance under the metrics previously selected for 2013, namely adjusted CASM ex-fuel, adjusted RASM and flight dispatch reliability. Based on Company performance under these 2013 metrics, the Compensation Committee approved a formulaic payout level for 2013 equal to 140.45% of target bonus opportunity. The Compensation Committee also reviewed the Company’s safety performance during 2013 and considered individual performance of Company officers, after receiving input from the CEO. In approving the 2013 annual cash bonus for the CEO, the Compensation Committee met in executive session and also considered individual performance factors. As a result of this deliberative process, the Compensation Committee approved annual cash bonuses with respect to 2013 of $718,455, $323,238, $319,527, and $278,011 to Messrs. Baldanza, Canfield, Christie and Lynde, respectively, representing 148%, 104%, 104% and 97% of their respective base salaries. Since Mr. Bendoraitis joined the Company in October 2013, he received a pro-rated annual cash bonus with respect to 2013 of $61,083, representing 19% of his base salary. All bonuses were based on application of the 140.45% formulaic payout for 2013, based on the Company's performance, to the executives’ respective target bonus opportunity percentages (100% for Mr. Baldanza and 70% for other NEOs). Payouts for Messrs. Baldanza, Canfield and Christie were enhanced by limited increases ranging from 5% to 8% based on superior performance during 2013 with respect to each individual's respective areas of responsibility.
Also in March 2014, after considering the efficacy of, and incentives created by the 2013 short-term incentive plan, the Compensation Committee made some adjustments to the short-term incentive plan for 2014. Performance metrics for 2014 consist of adjusted CASM ex-fuel, adjusted RASM, a customer experience alignment metric and flight dispatch reliability. Those factors were given weightings of 50%, 30%, 10% and 10%, respectively. In addition, the Compensation Committee set a minimum threshold trigger of $98 million of net income for any payout under the 2014 plan. Finally, the Compensation Committee again reserved, in its discretion, an ability to reduce cash payouts to any individual executive, or the entire group, based on safety related performance during the year.

In addition, upon commencement of employment on October 21, 2013, Mr. Bendoraitis received a signing bonus in the amount of $115,000, which was negotiated as part of his employment package.
As described below, the Company adopted a clawback policy covering incentive compensation (cash and equity-based) paid to our executive officers to further align management with the interests of stockholders over the long-term.
Equity-based incentives. We believe that long-term performance is strengthened through an ownership culture that rewards and encourages long-term performance by our executive officers through the use of cash and equity-based awards. Our 2011 Equity Incentive Award Plan, or the 2011 Plan, became effective on May 25, 2011. The 2011 Plan replaced the Amended and Restated 2005 Incentive Plan, or the 2005 Stock Plan, and no new awards will be granted under the 2005 Stock Plan. The Board adopted the 2011 Plan in order to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentives to our employees and consultants, and to promote the success of our business. The 2011 Plan was approved by our stockholders. Through 2011, we historically granted awards of time-vested restricted stock or stock options. Beginning in 2012, awards under the 2011 Plan have consisted solely of restricted stock units and performance share units, the latter of which are settled in shares at the end of a three-year measurement period.
The equity awards we make to our executive officers are designed to align our executives’ compensation with demonstrable long-term Company performance and to reward superior performance (measured both against internal goals and peer performance), align their interest in building value with that of our shareholders by promoting equity ownership and to enhance retention of key senior management talent.
Prior to 2013, all equity grants under the 2011 Plan were made and approved by an Equity Award Subcommittee of the Compensation Committee, which subcommittee was comprised of Messrs. Elkins, Oran and Scapparone. In March 2013, the Compensation Committee dissolved the Equity Award Subcommittee, because all Compensation Committee members were considered independent for the purpose of NASDAQ rules. Prior decisions of the Equity Award Subcommittee were ratified in all respects.
In March 2013, after reviewing various alternative equity plan design alternatives, and considering data provided by Towers Watson on industry practices in equity compensation, the Compensation Committee granted equity-based awards under the 2011 Plan to our NEOs for 2013 (except for Mr. Bendoraitis who joined the Company in October 2013) as follows: 52,550 units to Mr. Baldanza, 33,600 units to Mr. Biffle (who later resigned from the Company on July 15, 2013), 19,800 units to Mr. Christie and 16,900 units to each of Messrs. Canfield and Lynde. One half of each award consisted of restricted stock units, vesting in annual 25% increments over four years. The other half of each award consisted of performance share units. The performance share units are settled in shares of common stock, in an amount from 0% to 200% of the number of units awarded, based on the Company’s total shareholder return compared to that of the Performance Share Peer Group over the three-year period commencing on January 1, 2013 and ending on December 31, 2015, with threshold, target and maximum settlement payouts set at 25%, 100% and 200% respectively. Regardless of the ranking among the Performance Share Peer Group, in the event that the Company's total shareholder return were to be negative, the corresponding number of shares issued, if any, would be reduced by 50%. The members of the Performance Share Peer Group for 2013 were Alaska Air Group, Allegiant Travel Company, Delta Air Lines, Hawaiian Holdings, JetBlue Airways, Republic Airways Holdings, Skywest, Southwest Airlines, United Continental and US Airways. US Airways was subsequently removed from the Performance Share Peer Group for both the 2012 and 2013 awards of performance share units, in the discretion of the Compensation Committee, based on that company's share price being affected by a pending merger with American Airlines, then in bankruptcy proceedings, which would cause the shares of US Airways to cease to trade once the merger was completed. After Mr. Bendoraitis was hired in October 2013, following a review of benchmarked equity compensation ranges provided by Towers Watson for similar positions at other airline companies, the Compensation Committee granted 16,197 restricted stock units and 16,197 performance share units to Mr. Bendoraitis, on the same vesting and other terms as for the other executive officers.
In January 2014, the Company and Mr. Baldanza entered into an Amended and Restated Employment Agreement. In connection with such agreement and for retentive purposes, the Compensation Committee approved, subject to the execution by Mr. Baldanza of a general release, a one-time special award of 63,803 restricted stock units to Mr. Baldanza under the 2011 Plan subject to the following vesting schedule: 23,926 on July 10, 2015; 7,975 on January 10, 2016; 15,951 on January 10, 2017; and 15,951 on January 10, 2018. The Company and Mr. Baldanza agreed that these restricted stock units and the underlying shares, even if and when vested and deliverable, would not be counted toward Mr. Baldanza’s stock ownership requirements under the Company’s stock ownership guidelines for executives, and the restricted stock units and underlying shares, even if and when vested and deliverable, can not be sold or transferred until the earlier of January 10, 2018 or Mr. Baldanza’s death.
In March 2014, the Compensation Committee reviewed the equity plan design in light of the experience in 2013 and other input from its independent compensation advisor. The Compensation Committee decided to leave in place the basic framework of awards consisting of 50% restricted stock units and 50% performance share units. For the 2014 performance share units, the Compensation Committee decided to add American Airlines Group, Inc., the entity which was formed upon the merger of US Airways and AMR Corporation in December 2013, to the Performance Share Peer Group used to measure relative total shareholder return. All other terms of the performance share units were maintained for 2014, including a 50% reduction of payouts if the Company’s total shareholder return were negative over the measurement period (even if all peer members’ returns were also negative).
In March 2014, the Compensation Committee granted equity-based awards under the 2011 Plan to our NEOs for 2014 as follows: 26,498 units to Mr. Baldanza, 8,036 to Mr. Bendoraitis, 8,518 to Mr. Canfield, 8,518 to Mr. Christie and 8,036 to Mr. Lynde. One half of each award consisted of restricted stock units, vesting in annual 25% increments over four years. The other half of each award consisted of performance share units. The performance share units are settled in shares of common stock, in an amount from 0% to 200% of the number of units awarded, based on the Company’s total shareholder return compared to that of the Performance Share Peer Group over the three-year period commencing on January 1, 2014 and ending on December 31, 2016. Also in March 2014 and solely for retentive purposes, the Compensation Committee granted special equity awards under the 2011 Plan as follows: 8,929 restricted stock units to each of Messrs. Bendoraitis, Canfield and Christie, all of which vest 100% in March 2018. The Company and each of Messrs. Bendoraitis, Canfield and Christie agreed that such restricted stock units would not be counted toward their respective stock ownership requirements under the Company’s stock ownership guidelines for executives.
As described below, the Company adopted a clawback policy covering incentive compensation (cash and equity-based) paid to our executive officers to further align management with the interests of stockholders over the long-term.
Benefits. We provide the following benefits to our NEOs. These are the same benefits provided to all our employees:

•	medical, dental and vision insurance;

•	life insurance, accidental death and dismemberment and business travel and accident insurance;

•	employee assistance program;

•	health and dependent care flexible spending accounts;

•	short and long-term disability; and

•	401(k) plan.
In addition, we provide supplemental life insurance to our employees at the director level and above, including our executive officers.
Severance and Change in Control-Based Compensation. Our NEOs participate in the Company's 2007 executive severance plan. Under the 2007 executive severance plan, in the event of (i) an involuntary termination of the executive without cause, or (ii) a voluntary resignation by the executive for good reason within thirty days following a change in control, each participant that holds a Senior Vice President or higher position is entitled to receive, subject to, among other things, execution of a general release, continuation of base salary payments and COBRA coverage for 12 months, a free family travel pass on our flights for 12 months and use of a blackberry for 30 days in order to allow the participant to transition to another device. Similar benefits, but at a lower level of cash severance payout, are available under the 2007 executive severance plan for our vice presidents and director-level employees. The 2007 severance plan also references the benefits provided under our equity plans. Restricted stock units granted to executive officers under our 2011 Plan are subject to accelerated vesting in the event the executive officer dies or becomes permanently disabled while still employed by the Company or in the event of a termination of the executive officer by the Company without cause or a voluntary resignation by the executive officer for good reason, in either case after the Company has entered into a definitive change in control agreement. Performance share units granted to our executive officers under our 2011 Plan will automatically terminate in the event the executive officer's employment terminates for any reason prior to the end of the three-year performance period except that the Company would be subject to a prorated settlement obligation in the event of a change in control or the executive officer’s death or permanent disability during the three-year measurement period. The benefits provided under the 2007 executive severance plan are in lieu of any other benefits provided under any other Company policy, plan or arrangement, including any benefits provided under any employment agreement.
In January 2014, the Company and Mr. Baldanza entered into an Amended and Restated Employment Agreement for the purpose of creating certain incentives for Mr. Baldanza to continue employment in his current position as President and Chief Executive Officer and to make certain other modifications to the terms of Mr. Baldanza's prior employment agreement. Under the Amended and Restated Employment Agreement, if the Company terminates Mr. Baldanza’s employment without cause, Mr. Baldanza will be entitled to receive an amount in cash equal to two times his annual base salary, payable in equal installments over a 24-month period. In addition, he will receive any unpaid bonus for the fiscal year preceding the fiscal year in which his termination occurs and, in the event Mr. Baldanza ceases to be employed by the Company for any reason other than for cause or a resignation by Mr. Baldanza for any reason, a prorated bonus for the fiscal year in which his termination occurs. The foregoing severance benefits are to be reduced by the amount of any other severance payable to Mr. Baldanza under the Company’s 2007 executive severance plan, and are conditioned on Mr. Baldanza's continued compliance with the non-disclosure, non-competition and non-solicitation provisions therein and Mr. Baldanza's execution of a general release in the form attached to the Amended and Restated Employment Agreement. The Amended and Restated Employment Agreement contains non-competition and non-solicitation covenants of Mr. Baldanza that will remain in effect for twelve months after his termination date and for as long thereafter as he is entitled to receive severance payments. If the Company terminates Mr. Baldanza’s employment without cause or Mr. Baldanza resigns from his employment, the Company will provide him with health insurance benefits until he reaches 65 years of age or becomes entitled to similar health insurance benefits from another employer. If the Company terminates Mr. Baldanza without cause, Mr. Baldanza, his spouse and dependents will receive a lifetime travel pass on Company aircraft. If Mr. Baldanza’s employment is terminated for any reason other than due to death or a termination by the Company for cause, and at the time of such termination, he is at least 60 years of age or has served as Chief Executive Officer and/or President of the Company for at least 10 years, the Company will provide him, his spouse and dependents a lifetime travel pass on Company aircraft, subject to certain restrictions.
On June 10, 2013, Mr. Biffle informed the Company of his intention to resign from his position as Executive Vice President and Chief Marketing Officer. His effective date of separation from the Company was July 15, 2013. Mr. Biffle did not receive any severance or other benefits in connection with his resignation.
Perquisites. As is common in the airline industry, senior executives and their immediate families are entitled to certain travel privileges on our flights, which may be on a positive space basis. Similar travel benefits (which generally are on a space available basis) are afforded to all of our director-level employees and above. The value of such flight benefits for the executives is reported as taxable income. We believe that providing these benefits is a relatively inexpensive way to enhance the competitiveness of the executive’s compensation package. We do not provide any other significant perquisites or personal benefits to our NEOs. In addition, in circumstances where the Company is recruiting an executive candidate who would have to relocate to accept our job offer, we provide such executive with relocation assistance, which includes travel, shipping household goods and temporary housing. Relocation benefits are an important tool for us to recruit and retain key management talent. During 2013, the Company provided Mr. Bendoraitis with such relocation benefits, as described in Footnote (3) to the "Summary Compensation Table."
Stock Ownership Guidelines for Executives. In March 2014, the Compensation Committee approved a revision to the stock ownership guidelines for our executive officers to require outright ownership of a certain minimum number of shares of our common stock. Under the revised guidelines, our NEOs are required to retain, within five years, equity interests (consisting of shares of common stock and restricted stock units but excluding performance share units) equal to the lesser of (i) a value of 1.5 times base salary (3.0 times salary for the Chief Executive Officer) of which one-third must be owned outright in the form of shares of our common stock, and (ii) 30,000 units of equity (90,000 units for the Chief Executive Officer) of which one-third must be owned outright in the form of shares of our common stock. Also under the revised guidelines, our other executive officers (non-NEOs) are required to retain, within five years, equity interests consisting of shares of common stock and restricted stock units but excluding performance share units) equal to the lesser of (i) a value of 1.0 times base salary of which one-third must be owned outright in the form of shares of our common stock, and (ii) 15,000 units of equity of which one-third must be owned outright in the form of shares of our common stock. All of our executive officers, including our NEOs, are currently in compliance with the revised guidelines.
Clawback Policy. In December 2013, the Compensation Committee recommended, and the Board adopted, a clawback policy, pursuant to which the Company may seek reimbursement of incentive compensation (cash and equity-based) paid to executive officers on the basis of reported financial results that were later the subject of a financial statement restatement. Reimbursement under the policy, which became effective January 1, 2014, is limited to the extent the incentive compensation would have been less had it been based on the restated financial results.
Tax and Accounting Considerations. While the Board and the Compensation Committee generally consider the financial accounting and tax implications of their executive compensation decisions, neither element has been a material consideration in the compensation awarded to our NEOs historically. In addition, the Board and the Compensation Committee have considered the potential future effects of Section 162(m) of the Internal Revenue Code on the compensation paid to our NEOs. Section 162(m) disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1 million in any taxable year for our chief executive officer and each of the other NEOs (other than our chief financial officer), unless compensation is performance-based. As we were not publicly traded until our initial public offering in 2011, we do not expect Section 162(m) of the Internal Revenue Code to apply to certain awards under the 2011 Plan until the earliest to occur of our annual meeting of stockholders in 2015, a material modification of the 2011 Plan or exhaustion of the share supply under the 2011 Plan.
Summary Compensation Table
The following table sets forth all of the compensation awarded to, earned by or paid to our NEOs during the past three fiscal years.

Name and Principal Position During 2013	Year	Salary ($)		Bonus ($)		Stock Awards ($) (1)		Option Awards ($)	Non-Equity Incentive Plan Compensation ($) (2)		All Other Compensation ($) (3)	Total ($)
B. Ben Baldanza	2013	479,987		—		1,609,344		—	718,455		7,888	2,815,674
Chief Executive Officer and President	2012	470,000		—		2,182,375		—	329,000		7,544	2,988,919
	2011	470,000		615,000		—		—	—		7,544	1,092,544
Edward M. Christie III (4)	2013	304,958		—		606,375		—	319,527		760	1,231,620
Senior Vice President and Chief Executive Officer	2012	187,500		—		2,791,100			161,700		32,520	3,172,820
John Bendoraitis	2013	64,410	(5)	115,000	(6)	1,891,486	(7)	—	61,083	(8)	30,041	2,162,020
Senior Vice President and Chief Operating Officer
Thomas Canfield	2013	308,500		—		517,563		—	323,238		283	1,149,584
Senior Vice President, General Counsel and Secretary	2012	300,000		—		641,875		—	147,000		194	1,089,069
	2011	300,000		355,000		—		—	—		194	655,194
James Lynde(9)	2013	282,792		—		517,563		—	278,011		8,560	1,086,926
Senior Vice President - Human Resources	2012	253,141		—		2,054,000		—	—		43,688	2,350,829
Barry Biffle (10)	2013	172,917		—		1,029,000	(11)	—	—	(12)	8,146	1,210,040
Former Executive Vice President and Chief Marketing Officer	2012	310,000		—		1,027,000		—	182,280		7,544	1,526,824
	2011	310,000		400,000		—		—	—		7,544	717,544

(1)
Amounts shown in the “Stock Awards” column for 2013 represent the aggregate grant date fair value of restricted stock units and performance share units granted on each year as indicated and computed in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions used to determine the grant date fair values, see Note 8, “Stock-Based Compensation”, to our Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2013. The single measure that determines the number of units to be earned for the performance unit shares granted during 2013 is our total shareholder return, or TSR, compared with the average of TSRs of companies in our peer group, all computed over the performance period, which is a market condition as defined under FASB ASC 718. Since these awards do not have performance conditions as defined under ASC 718, such awards have no maximum grant date fair values that differ from the fair values presented in the table above.

(2)
Amounts shown in the “Non-Equity Incentive Plan Compensation” column for 2013 represent cash bonuses under the Company’s 2013 short term cash bonus program awarded in March 2013 and March 2014, as disclosed more fully under the Compensation Discussion and Analysis section of this Proxy Statement.

(3)
Amounts under the “All Other Compensation” column consist of 401(k) company-matching contribution, company-paid life insurance and accidental death and dismemberment insurance premiums, travel benefits and relocation payments. The amounts for 2013 are as follows:

Name	401(k)Plan Company Contributions ($) (a)	Company-Paid Life Insurance and accidental death and dismemberment insurance Premiums ($)	Travel Benefits	Relocation Payments($)
Mr. Baldanza	7,650	162	76	—
Mr. Christie	—	162	598	—
Mr. Bendoraitis	—	41	—	30,000
Mr. Canfield	—	162	121	—
Mr. Lynde	7,650	162	748	—
Mr. Biffle	7,650	162	334	—

(a)
See Note 13 (Defined Contribution 401(k) Plan) to our Financial Statements in our 2013 Annual Report for a description of employer matching contributions made under our defined contribution 401(k) plans.

(4)    Mr. Christie commenced employment with the Company on April 16, 2012.

(5)	Mr. Bendoraitis' 2013 base salary was pro-rated to reflect his October 21, 2013 employment start date.

(6)	Upon commencement of employment on October 21, 2013, Mr. Bendoraitis received a signing bonus in the amount of $115,000.

(7)
Upon commencement of employment on October 21, 2013, Mr. Bendoraitis was granted 16,197 restricted stock units and 16,197 performance share units, on the same vesting and other terms as for the other executive officers.

(8)	Mr. Bendoraitis' 2013 short-term cash incentive bonus was pro-rated to reflect his October 21, 2013 employment start date.
(9)    Mr. Lynde commenced employment with the Company on February 2, 2012.
(10)    Mr. Biffle resigned effective July 15, 2013.

(11)	Upon his resignation from the Company, effective July 15, 2013, Mr. Biffle's 2013 stock award was forfeited and canceled.

(12)	Due to his resignation from the Company, effective July 15, 2013, Mr. Biffle did not participate in the Company's 2013 short term cash bonus program.
Grants of Plan-Based Awards in 2013
The following table sets forth certain information with respect to grants of plan-based awards to our NEOs for 2013.

			Estimated Possible Payouts Under Non- Equity Incentive Plan Awards (1) ($)						Estimated Future Payouts Under Equity Incentive Plan Awards (2) (#)			All Other Stock Awards: Number of Shares of Stock or Units (3) (#)	Grant Date Fair Market Value of Stock and Option Awards (4) ($)
Name	Grant Date	Committee Action Date	Threshold		Target		Maximum		Threshold	Target	Maximum
B. Ben Baldanza			242,050		484,100		968,200
	4/8/2013	4/8/2013							13,137	26,275	52,550		939,592
	4/8/2013	4/8/2013										26,275	669,750
Edward M. Christie III			107,450		214,900		429,800
	4/8/2013	4/8/2013							4,950	9,900	19,800		354,023
	4/8/2013	4/8/2013										9,900	252,351
John Bendoraitis			21,787	(5)	43,573	(5)	87,146	(5)
	10/21/2013	10/21/2013							8,098	16,197	32,394		1,200,348
	10/21/2013	10/21/2013										16,197	691,126
Thomas Canfield			109,200		218,400		436,800
	4/8/2013	4/8/2013							4,225	8,450	16,900		302,171
	4/8/2013	4/8/2013										8,450	215,391
James A. Lynde			100,100		200,200		400,400
	4/8/2013	4/8/2013							4,225	8,450	16,900		302,171
	4/8/2013	4/8/2013										8,450	215,391
Barry Biffle (6)	—	—	—		—		—		—	—	—	—	—

(1)
The amounts in the table above reflect the threshold, target and maximum payouts under the Company’s 2013 short term cash bonus program, as disclosed more fully under the Compensation Discussion and Analysis section of the Proxy Statement.

(2)
The amounts in the table above reflect the threshold, target and maximum number of shares issuable with respect to performance share units granted in April 2013. The performance share units are settled in shares of common stock, in an amount from 0% to 200% of the number of units awarded, based on the Company’s total shareholder return compared to that of ten peer airlines (subsequently reduced to nine as disclosed more fully under the Compensation Discussion and

Analysis section of the Proxy Statement) over the three-year period commencing on January 1, 2013 and ending on December 31, 2015.

(3)	Amounts in the table reflect restricted stock units awarded in 2013, vesting in annual 25% increments over four years following the grant date.

(4)
Amounts shown in this column represent the aggregate grant date fair value of restricted stock unit awards and the performance share awards granted during 2013 as computed in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions used to determine the grant date fair values in 2013, see Note 8. “Stock-Based Compensation” to our Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2013.

(5)	Since Mr. Bendoraitis joined the Company in October 2013, his annual cash payout under the Company's 2013 short term cash bonus program, was pro-rated.

(6)
Mr. Biffle resigned effective July 15, 2013 and as such was not eligible to participate in the Company’s 2013 short term cash bonus program. Mr. Biffle's 2013 equity award was forfeited and canceled upon his resignation.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards
Employment Agreements and Offer Letters
B. Ben Baldanza. On January 24, 2005, we entered into an employment agreement with B. Ben Baldanza, our current President and Chief Executive Officer. As noted above, such agreement was amended and restated on January 8, 2014 (the "Amended and Restated Employment Agreement"). Under the Amended and Restated Employment Agreement, Mr. Baldanza will continue in his role as Chief Executive Officer and President of the Company and is entitled to receive an annual base salary of $484,100, which salary will be reviewed annually but may not be decreased without Mr. Baldanza’s consent. Mr. Baldanza also will be eligible to receive a bonus at the end of each fiscal year based upon his performance and the Company’s financial results. The amount of any annual bonus will be determined in the discretion of our Compensation Committee, based on a target of 100% of annual base salary and maximum of 200% of annual base salary. Additionally, pursuant to the Amended and Restated Employment Agreement, Mr. Baldanza received, under our 2011 Plan, a one-time special award for retention purposes of 63,803 restricted stock units with the following vesting schedule: 23,926 on July 10, 2015; 7,975 on January 10, 2016; 15,951 on January 10, 2017; and 15,951 on January 10, 2018. The Company and Mr. Baldanza agreed that these restricted stock units and the underlying shares, even if and when vested and deliverable, would not be counted toward Mr. Baldanza’s stock ownership requirements under the Company’s stock ownership guidelines for executives, and the restricted stock units and underlying shares, even if and when vested and deliverable, can not be sold or transferred until the earlier of January 10, 2018 or Mr. Baldanza’s death. If the Company terminates Mr. Baldanza’s employment without cause, Mr. Baldanza will be entitled to receive an amount in cash equal to two times his annual base salary, payable in equal installments over a 24-month period. In addition, he will receive any unpaid bonus for the fiscal year preceding the fiscal year in which his termination occurs and in the event Mr. Baldanza ceases to be employed by the Company for any reason other than for cause or a resignation by Mr. Baldanza for any reason, a prorated bonus for the fiscal year in which his termination occurs. Mr. Baldanza, his spouse and dependents will also receive a lifetime travel pass on Company aircraft. If Mr. Baldanza's employment is terminated for any reason other than due to death or a termination by the Company for cause, and at the time of such termination, he is at least 60 years of age or has served as Chief Executive Officer and/or President of the Company for at least 10 years, the Company will provide him, his spouse and dependents a lifetime travel pass on Company aircraft, subject to certain restrictions. The foregoing severance benefits are to be reduced by the amount of any other severance payable to Mr. Baldanza under the Company’s 2007 executive severance plan, and are conditioned on Mr. Baldanza's continued compliance with the nondisclosure, non-competition and non-solicitation provisions of the Amended and Restated Employment Agreement and Mr. Baldanza's execution of a general release in the form attached to the Amended and Restated Employment Agreement.
Edward M. Christie III. On February 29, 2012, we entered into an employment letter agreement with Edward M. Christie III, our current Senior Vice President and Chief Financial Officer. Under that letter agreement, Mr. Christie is entitled to receive an annual base salary from us initially set at $300,000 and a target bonus level of 70% of base salary with a maximum payout capped at 200% of base salary. In addition, the agreement provided for a grant of 95,000 units of equity-based long-term incentive, under our 2011 Plan, which grant was comprised 50% of time-vested restricted stock units and 50% of performance share units, on the same terms as the 2012 grants for other senior officers. The letter agreement also provided a relocation allowance for Mr. Christie and his family of up to $75,000 (subject to documentation of expenses actually incurred) and positive space travel on our airline for the executive and his immediate family.
John Bendoraitis. On September 7, 2013, we entered into an employment letter agreement with John Bendoraitis, our current Senior Vice President and Chief Operating Officer. Under that letter agreement, Mr. Bendoraitis is entitled to receive an annual base salary from us initially set at $320,000 and a target bonus level of 70% of base salary with a maximum payout capped at 200% of base salary. In addition, pursuant to his employment letter agreement, Mr. Bendoraitis provided for a grant of 32,394 units of equity-based long-term incentive, under our 2011 Plan, which grant was comprised 50% of time-vested restricted stock units and 50% of performance share units, on the same terms as the 2013 grants for other senior officers. The letter agreement also provided for a signing cash bonus of $115,000, a relocation allowance for Mr. Bendoraitis and his family of up to $60,000 (subject to documentation of expenses actually incurred) and positive space travel on our airline for the executive and his immediate family.
Thomas Canfield. On September 10, 2007, we entered into an employment letter agreement with Thomas Canfield, our current Senior Vice President, General Counsel and Secretary. Under the agreement, Mr. Canfield is entitled to receive an annual base salary from us initially set at $275,000, a target bonus at 50% of base salary with the maximum payout capped at 200% of base salary. In addition, the agreement provided for a grant of 75,000 shares of restricted stock to Mr. Canfield in connection with his commencement of employment, in accordance with the terms of our 2005 Stock Plan. The letter agreement also provides for positive space travel on our airline for the executive and his immediate family.
James M. Lynde. On January 16, 2012, we entered into an employment letter agreement with James M. Lynde, our current Senior Vice President - Human Resources. Under that letter agreement, Mr. Lynde is entitled to receive an annual base salary from us initially set at $275,000 and a target bonus level of 70% of base salary with a maximum payout capped at 200% of base salary. In addition, the agreement provided for a grant of 80,000 units of equity-based long-term incentive, under our 2011 Plan, which grant was comprised 50% of time-vested restricted stock units and 50% of performance share units, on the same terms as the 2012 grants for other senior officers. The letter agreement also provided a relocation allowance for Mr. Lynde and his family of up to $60,000 (subject to documentation of expenses actually incurred) and positive space travel on our airline for the executive and his immediate family.
Outstanding Equity Awards at December 31, 2013
The following table lists all outstanding equity awards held by our NEOs as of December 31, 2013.

Option Awards							Stock Awards
Name	Vesting Commencement Date		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock that Have Not Vested (#)	Market Value of Shares of Stock that Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Rights That have Not (2)Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Rights That Have Not Vested($)(1)
B. Ben Baldanza	4/8/2013	(3)	—	—	—	—	26,275	1,193,148
	—		—	—	—	—	—	—	52,550	2,386,296
	2/21/2012	(4)	—	—	—		31,875	1,447,444
	—		—	—	—	—	—	—	85,000	3,859,850
Edward M. Christie III	4/8/2013	(3)	—	—	—		9,900	449,559
	—		—	—	—	—	—	—	19,800	899,118
	4/16/2012	(5)	—	—	—		35,625	1,617,731
	—		—	—	—	—	—	—	95,000	4,313,950
John Bendoraitis	10/21/2013	(3)					16,197	735,506
	—		—	—	—	—	—	—	32,394	1,471,012
Thomas Canfield	4/8/2013	(3)					8,450	383,715
	—		—	—	—	—	—	—	16,900	767,429
	2/21/2012	(4)					9,375	425,719
	—		—	—	—	—	—	—	25,000	1,135,250
	2/2/2010	(6)	2,500	2,500	7.80	7/27/2020	—	—
James M. Lynde	4/8/2013	(3)					8,450	383,715
	—		—	—	—	—	—	—	16,900	767,429
	2/21/2102	(4)					30,000	1,362,300
	—		—	—	—	—	—	—	80,000	3,632,800
Barry Biffle	—		—	—	—	—	—	—	—	—

(1)	The market value of shares of stock that have not vested is calculated based on the closing price of our common stock as of December 31, 2013 which was $45.41.

(2)
In accordance with the SEC rules, the number of performance share units shown represents the number of units that may be earned based on target performance. The performance share units are settled in shares of common stock, in an amount from 0% to 200% of the number of units awarded, based on the Company’s total shareholder return compared to that of ten peer airlines (subsequently reduced to nine as disclosed more fully under the Compensation Discussion and Analysis section of the Proxy Statement) over the three-year period commencing on January 1, 2012 and ending on December 31, 2014 for the 2012 grants and over the three-year period commencing on January 1, 2013 and ending on December 31, 2015 for the 2013 grants. The SEC rules dictate that the maximum number of units be shown since the number of units that would have been earned based on actual results for 2013 (instead of through the end of the performance periods on December 31, 2014 and December 31, 2015, respectively) falls above the target level of performance. Based on actual 2013 total shareholder return results, the Company's total shareholder return ranked second among its peer group as to the 2012 grant of performance share units and ranked first in its peer group as to the 2013 grant of performance share units.

(3)	The time-vested restricted stock units vest 25% on each of the four anniversary dates following April 8, 2013.

(4)	The remaining unvested shares (75% of the original grant amount) vest in three equal annual installments on each of the second, third and fourth anniversaries of February 21, 2012.

(5)	The remaining unvested shares (75% of the original grant amount) vest in three equal annual installments on each of the second, third and fourth anniversaries of April 16, 2012.

(6)	The remaining unvested stock options vest on February 2, 2014.

Option Exercises and Stock Vested in 2013
The following table summarizes the option exercises and stock award vesting for each of our named executive officers for the year ended December 31, 2013.

	Option Awards		Stock Awards
Name	Number of Securities Acquired on Exercise (#)	Value Realized on Exercise (1)($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting (2) ($)
B. Ben Baldanza	—	—	21,250	521,157
Edward M. Christie	—	—	11,875	318,013
John Bendoraitis	—	—	—	—
Thomas Canfield	—	—	15,625	423,188
James A. Lynde	—	—	10,000	202,600
Barry Biffle	2,500	65,350	13,437	344,201

(1)	Represents the value as determined by the difference between the market price of the underlying securities at exercise and the exercise price.

(2)	Represents the vesting date closing market price of a share of our common stock multiplied by the number of shares that have vested.
Pension Benefits
None of our NEOs participates in or has account balances in qualified or non-qualified defined benefit plans sponsored by us.
Nonqualified Deferred Compensation
None of our NEOs participate in or have account balances in non-qualified defined contribution plans or other deferred compensation plans maintained by us.
Potential Payments upon Termination or Change in Control
The information below describes and quantifies certain compensation and benefits that would have become payable to each of our NEOs if our NEO’s employment had terminated on December 31, 2013 as a result of each of the termination scenarios described below, taking into account the named executive’s compensation as of that date. In the case of Mr. Baldanza, the table below captures the provisions under his Amended and Restated Employment Agreement, dated January 8, 2014. The information below does not generally reflect compensation and benefits available to all salaried employees upon termination of employment with us under similar circumstances. Mr. Biffle resigned from the Company effective July 15, 2013 and did not receive any severance or other benefits in connection with his resignation.

Name of Executive Officer	Termination Scenario	Severance ($) (1)	Value of Unvested Restricted Stock Awards ($) (2)	Value of Unvested Option Awards ($) (3)	Value of Continued Health Care Coverage Premiums ($) (4)	Life Insurance Proceeds ($) (5)	Other ($) (6)	Total ($)
B. Ben Baldanza	Termination without Cause (7)	968,000	—	—	—	—	7,378	975,378
	Change of Control (8)	—	4,324,925	—	—	—	—	4,324,925
	Qualifying Termination in Connection with a Change in Control (9)	968,000	4,324,925	—	5,920	—	7,378	5,306,223
	Death or Disability	—	4,324,925	—	—	75,000	—	4,399,925
Edward M. Christie	Termination without Cause (7)	307,000	—	—	19,300	—	910	327,210
	Change of Control (8)	—	3,295,630	—	—	—	—	3,295,630
	Qualifying Termination in Connection with a Change in Control (9)	307,000	3,295,630	—	19,300	—	910	3,622,840
	Death or Disability	—	3,295,630	—	—	75,000	—	3,370,630
John Bendoraitis (10)	Termination without Cause (7)	—	—	—	13,125	—	—	13,125
	Change of Control (8)	—	980,675	—	—	—	—	980,675
	Qualifying Termination in Connection with a Change in Control (9)	—	980,675	—	13,125	—	—	993,800
	Death or Disability	—	980,675	—	—	75,000	—	1,055,675
Thomas Canfield	Termination without Cause (7)	312,000	—	—	19,300	—	707	332,007
	Change of Control (8)	—	1,221,152	94,025	—	—	—	1,315,177
	Qualifying Termination in Connection with a Change in Control (9)	312,000	1,221,152	94,025	19,300	—	707	1,647,184
	Death or Disability	—	1,221,152	94,025	—	75,000	—	1,390,177
James A. Lynde	Termination without Cause (7)	286,000	—	—	19,300	—	505	305,805
	Change of Control (8)	—	2,782,120	—	—	—	—	2,782,120
	Qualifying Termination in Connection with a Change in Control (9)	286,000	2,782,120	—	19,300	—	505	3,087,925
	Death or Disability	—	2,782,120	—	—	75,000	—	2,857,120

(1)
Represents continuation of salary payments for twelve months except for Mr. Baldanza who is entitled to receive an amount in cash equal to two times his annual base salary, payable in equal installments over a twenty four-month period, pursuant to his Employment Agreement.

(2)
Represents the aggregate value of the executive’s unvested restricted stock and restricted stock units that would have vested on an accelerated basis, determined by multiplying the number of accelerating shares by the closing price of our common stock ($45.41 as of December 31, 2013). Unvested stock option awards under the 2005 Stock Plan become fully vested in the event of a change in control. Unvested restricted stock unit awards under the 2011 Plan become fully vested in the event of a change in control, only to the extent not assumed by a successor. Also includes the value of 66% of the performance share units granted in 2012 which, in the event of a change of control, death or disability occurring prior to the end of the three-year measurement period, vest pro rata according to the time elapsed from January 1, 2012 to the date of the change of control, death or disability based on actual performance up to such date. Also includes the value of 33% of the performance share units granted in 2013 which, in the event of a change of control, death or disability occurring prior to the end of the three-year measurement period, vest pro rata according to the time elapsed from January 1, 2013 to the date of the change of control, death or disability based on actual performance up to such date. Pursuant to our 2007 executive severance plan, payment would be triggered by a termination without cause in connection with a change in control or within twelve months following a change in control or a resignation for good reason within thirty days following a change in control.

(3)
Represents the aggregate value of the executive’s unvested option awards that would have vested on an accelerated basis, based on the spread between the closing price of our common stock ($45.41) as of December 31, 2013 and the stock options’ exercise price.

(4)	Represents continued coverage under COBRA for twelve months under the executive severance plan based on the incremental cost of our contribution as of December 31, 2013 to provide this coverage.

(5)
Our NEOs each receive life insurance proceeds of $75,000 upon death, which amounts have been included in the table. We pay the premiums for term life insurance for all eligible employees providing coverage ranging between $20,000 and $100,000.

(6)
For NEOs other than Mr. Baldanza, represents the value of a free family travel pass for twelve months and use of a blackberry for thirty days in order to allow the participant to transition to another device. The value of the flight benefits for twelve months was calculated using an incremental cost approach, assuming that executives and eligible family members would each take ten round trip flights during the period, each with an incremental cost that includes the estimated cost of incremental fuel, insurance, security, station cleaning, facility rent and station baggage rent, but excludes fees and taxes paid by the named executive officer for the air transportation. In the case of Mr. Baldanza, in the event of a termination without cause only, represents the value of a lifetime travel pass (including immediate family) on our flights, as provided under his employment agreement. The present value of the lifetime flight benefit was calculated using a discount rate of 7.00% and mortality assumptions based on the United States Statistics Life Expectancy Tables. The value was calculated using an incremental cost approach, assuming that Mr. Baldanza and his eligible family members would each take ten round trip flights during each year, each with an incremental cost that includes the estimated cost of incremental fuel, insurance, security, station cleaning, facility rent and station baggage rent, but excludes fees and taxes paid by Mr. Baldanza for the air transportation. If Mr. Baldanza resigns for good reason within thirty days following a change in control, he will be entitled to a free family travel pass for twelve months and use of a blackberry for thirty days only.

(7)	Represents the benefits payable to Mr. Baldanza under his employment agreement and the benefits payable to each other NEO under the 2007 executive severance plan.

(8)
Represents the benefits payable to the NEOs under the 2011 Plan. In the event that a successor company in a change of control refuses to assume or substitute for an outstanding equity award, such award shall become fully vested and, if applicable, exercisable, and all forfeiture restrictions shall lapse, in each case, as of immediately prior to the consummation of the change in control.

(9)
Except for Mr. Baldanza, represents the benefits payable to each NEO under the 2007 executive severance plan in the event of a termination without cause in connection with a change in control or within twelve months following a change in control or a termination for good reason within thirty days following a change in control. In the case of Mr. Baldanza, pursuant to his Amended and Restated Employment Agreement, represents an amount in cash equal to two times his annual base salary, payable in equal installments over a twenty four-month period if the Company terminates his employment without cause in connection with a change in control. If Mr. Baldanza resigns for good reason within thirty days following a change in control, he will be entitled to an amount equal to one time his annual base salary. Although not included in the table above, in the event of a termination without cause, Mr. Baldanza is entitled to receive any unpaid bonus for the fiscal year preceding the fiscal year in which his termination occurs and, in the event he is terminated without cause, he will be entitled to a pro rata bonus for the fiscal year in which his termination occurs.

(10)
Pursuant to the 2007 executive severance plan, an individual must be employed by the Company for at least six months before he/she becomes eligible to receive severance benefits under such plan. As of December 31, 2013, due to Mr. Bendoraitis’ commencement of employment with the Company on October 21, 2013, Mr. Bendoraitis did not meet the required six month employment requirement making him ineligible to receive severance benefits under the 2007 executive severance plan.

Compensation Risk Assessment
Management considered our compensation policies and practices for our employees to determine if these policies and practices give rise to risks that are reasonably likely to have a material adverse effect on us.
This risk assessment process included a review by management of our compensation policies and practices and identification of risks and risk controls related to the programs. Although management reviewed all compensation programs, it focused on the programs with variability of payout, which means the participant is able to directly affect payout. Management assessed our compensation programs against potential compensation risks relating to pay mix, performance metrics, payment timing and adjustments, equity incentives, performance appraisals, and leadership and culture. No areas of risk were determined to be reasonably likely to have a material adverse effect on us.
In reaching its conclusion that our compensation policies and practices do not give rise to risks that are reasonably likely to have a material adverse effect on us, management considered the following:

•
For most of our employees, cash compensation is fixed in the form of base salaries or hourly cash compensation. For our officers and director-level employees, the majority of cash compensation is also fixed in the form of base salaries. Fixed compensation in the form of base salaries or hourly compensation provide income regardless of our short-term performance and do not create an incentive for employees to take unnecessary risks.

•
In evaluating our performance for purposes of our cash incentive plans, the Compensation Committee reviews our performance in several areas, including income statement and balance sheet financial measures and operating measures, to provide a balanced perspective.

•
The Compensation Committee exercises broad discretion in determining compensation amounts, and qualitative factors beyond quantitative financial metrics are a key consideration in the determination of individual cash bonuses and long-term equity awards. For example, for 2013, the determination of bonus payouts under our short-term incentive plan was not purely formulaic and was based on the Compensation Committee’s evaluation of qualitative factors beyond quantitative financial metrics.

•
The financial opportunity in our long-term incentive program is best realized through long-term appreciation of our stock price, which mitigates excessive short-term risk-taking. Equity-based awards vest ratably over four years, in the case of restricted stock units, or are settled in a single payment after three years, in the case of our performance share units, in each case subject to the holder’s continuing service with us. This promotes alignment of our employees’ interests with our long-term objectives and interests and with stockholders’ interests.

This Proxy Statement, including the preceding paragraphs, contains forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events. Forward-looking statements contained in this Proxy Statement should be considered in light of the many uncertainties that affect our business and specifically those factors discussed from time to time in our public reports filed with the SEC, such as those discussed under the heading, “Risk Factors,” in our most recent Annual Report on Form 10-K, and as may be updated in subsequent SEC filings.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION
The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of Spirit under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and the Company’s 2013 Annual Report on Form 10-K.

Compensation Committee
David G. Elkins, Chairman
Carlton D. Donaway
Stuart I. Oran
Horacio Scapparone

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of Spirit under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.
The primary purpose of the Audit Committee is to oversee our financial reporting processes on behalf of the Board. The Audit Committee’s functions are more fully described in its charter, which is available on our website at http://ir.spirit.com. Management has the primary responsibility for our financial statements and reporting processes, including our systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management Spirit’s audited consolidated financial statements as of and for the year ended December 31, 2013.
The Audit Committee has discussed with Ernst & Young LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards (“SAS”) No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380) as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. In addition, the Audit Committee discussed with Ernst & Young LLP their independence, and received from Ernst & Young LLP the written disclosures and the letter required by Ethics and Independence Rule 3526 of the PCAOB. Finally, the Audit Committee discussed with Ernst & Young LLP, with and without management present, the scope and results of Ernst & Young LLP’s audit of such financial statements.
Based on these reviews and discussions, the Audit Committee has recommended to the Board that such audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2013 for filing with the SEC. The Audit Committee also has engaged Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014 and is seeking ratification of such selection by the stockholders.

Audit Committee
Robert D. Johnson, Chairman
H. McIntyre Gardner
Barclay G. Jones III

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
The Board has adopted a written related party policy setting forth the policies and procedures for the review and approval or ratification of related person transactions. This policy covers any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which we are to be a participant, the amount involved exceeds $120,000 and a related party had or will have a direct or indirect material interest, including purchases of goods or services by or from the related party or entities in which the related party has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related party.
Other than the compensation arrangements with our directors and executive officers described elsewhere in this Proxy Statement, set forth below are descriptions of our related party transactions.
Tax Receivable Agreement
We entered into the Tax Receivable Agreement (“TRA”) with our Pre-IPO Stockholders (as defined in the TRA) that became effective immediately prior to the consummation of our initial public offering. Under the TRA, we are obligated to pay to the Pre-IPO Stockholders an amount equal to 90% of the cash savings in federal income tax realized by us by virtue of the use of the federal net operating loss, deferred interest deductions and alternative minimum tax credits held by us as of March 31, 2011. Cash tax savings generally will be computed by comparing our actual federal income tax liability to the amount of such taxes that we would have been required to pay had such Pre-IPO NOLs (as defined in the TRA) not been available. Upon consummation of our initial public offering and execution of the TRA, we recorded a liability with an offsetting reduction to additional paid in capital.
The term of the TRA will continue until the first to occur of (a) the full payment of all amounts required under the agreement with respect to utilization or expiration of all of the Pre-IPO NOLs, (b) the end of the taxable year including the tenth anniversary of our initial public offering or (c) a change in control of our Company. Upon such a change in control, we will be obligated to make a final payment under the Tax Receivable Agreement equal to 90% of the present value of the tax saving represented by any portion the Pre-IPO NOLs for which a payment under the agreement had not already been made assuming the applicable net operating losses, deferred interest deductions and alternative minimum tax credits are fully used in the year of such change in control without limitation or, if there exist pre-existing limitations on such Pre-IPO NOLs, assuming such net operating losses, deferred interest deductions or alternative minimum tax credits, as the case may be, are used as quickly as possible in subsequent years. Payments resulting from a change in control could be substantial and could exceed our actual cash savings from the Pre-IPO NOLs.
The amount and timing of payments under the TRA will depend upon a number of factors, including, but not limited to, the amount and timing of taxable income we generate in the future and any future limitations that may be imposed on our ability to use the Pre-IPO NOLs. During the second quarter of 2012, the Company paid $27.2 million, or 90% of the 2011 tax savings realized from the utilization of NOLs, including $0.3 million of applicable interest. During 2012, management adjusted for an immaterial error in the original estimate of the liability. This adjustment reduced the liability with an offset to additional paid in capital. During 2013, the Company filed an amended 2009 income tax return in order to correct its NOL carry forward as of December 31, 2009. As a result, the Company's NOL carry forward as of March 31, 2011 was consequently reduced by $7.8 million, which corresponds to a reduction in the estimated TRA benefit of $2.4 million with an offset to additional paid in capital. On September 13, 2013, the Company filed its 2012 federal income tax return, and on October 14, 2013, the Company submitted a tax benefit schedule to the stockholder representatives. On November 27, 2013, pursuant to the TRA, the Company received an objection notice to the tax benefit schedule from the stockholder representatives. As of December 31, 2013, the Company estimated the TRA liability to be $5.6 million. On April 7, 2014, the Company received a demand for arbitration. On April 28, 2014, the Company filed a motion to have the demand for arbitration dismissed. The Company and the stockholder representatives are in discussions attempting to resolve the objection related to the tax benefit schedule as well as any issues associated with their subsequent demand.
While the TRA is designed with the objective of causing our annual cash costs attributable to federal income taxes (without regard to our continuing 10% interest in the Pre-IPO NOLs) to be the same as we would have paid had we not had the Pre-IPO NOLs available to offset our federal taxable income, there are circumstances in which this may not be the case. In particular, the TRA provides that any payments by us thereunder shall not be refundable. In that regard, the payment obligations under the TRA differ from a payment of a federal income tax liability in that a tax refund would not be available to us under the TRA even if we were to incur a net operating loss for federal income tax purposes in a future tax year. The TRA does, however, provide a mechanism by which the tax benefit attributable to such future net operating loss will be deemed to be recognized by us before any further payments are made under the TRA. Similarly, the Pre-IPO Stockholders will not reimburse us for any payments previously made if any tax benefits relating to such payments are subsequently disallowed, although the amount of any such tax benefits subsequently disallowed will reduce future payments (if any) otherwise owed to the Pre-IPO

Stockholders. For example, if our determinations regarding the applicability (or lack thereof) and amount of any limitations on the Pre-IPO NOLs under Section 382 of the Internal Revenue Code of 1986, as amended, were to be successfully challenged by the IRS after payments relating to such Pre-IPO NOLs had been made to the Pre-IPO Stockholders, we would not be reimbursed by the Pre-IPO Stockholders and our recovery would be limited to the extent of future payments (if any) otherwise remaining under the TRA. In addition, depending on the amount and timing of our future earnings (if any) and on other factors, including the effect of any limitations imposed on our ability to use the Pre-IPO NOLs, it is possible that all payments required under the TRA could become due within a relatively short period of time following our initial public offering.
If we had not entered into the TRA, we would be entitled to realize the full economic benefit of the Pre-IPO NOLs, to the extent allowed by Section 382 of the Internal Revenue Code of 1986, as amended. The TRA is designed with the objective of causing our annual cash costs attributable to federal income taxes (without regard to our continuing 10% interest in the Pre-IPO NOLs) to be the same as we would have paid had we not had the Pre-IPO NOLs available to offset our federal taxable income.
The TRA provides that in the event that we breach any of our material obligations under the TRA, whether as a result of our failure to make any payment when due (subject to a specified cure period), failure to honor any other material obligation under the TRA or by operation of law as a result of the rejection of the TRA in a case commenced under the Bankruptcy Code or otherwise, then all our payment and other obligations under the TRA will be accelerated and will become due and payable. Additionally, we have the right to terminate the TRA, in which case our payment and other obligations under the TRA will be accelerated and will become due and payable. Such payments could be substantial and could exceed our actual cash tax savings from the Pre-IPO NOLs.
Indemnification
We have entered into indemnification agreements with each of our current directors and officers. These agreements provide for the indemnification of our directors and officers for certain expenses and liabilities incurred in connection with any action, suit, proceeding or alternative dispute resolution mechanism, or hearing, inquiry or investigation that may lead to the foregoing, to which they are a party, or are threatened to be made a party, by reason of the fact that they are or were a director, officer, employee, agent or fiduciary of the Company, or any of our subsidiaries, by reason of any action or inaction by them while serving as an officer, director, agent or fiduciary, or by reason of the fact that they were serving at our request as a director, officer, employee, agent or fiduciary of another entity. Under the indemnification agreements, indemnification will only be provided in situations where the indemnified parties acted in good faith and in a manner they reasonably believed to be in or not opposed to our best interest, and, with respect to any criminal action or proceeding, to situations where they had no reasonable cause to believe the conduct was unlawful. In the case of an action or proceeding by or in the right of the Company or any of our subsidiaries, no indemnification will be provided for any claim where a court determines that the indemnified party is prohibited from receiving indemnification.

OTHER MATTERS
The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

ANNUAL REPORTS
Our Annual Report on Form 10-K for the year ended December 31, 2013 (the “2013 Annual Report”), which is not a part of our proxy soliciting materials, is being mailed with this Proxy Statement to those stockholders that request and receive a copy of the proxy materials in the mail. Stockholders that received the Notice of Internet Availability of Proxy Materials can access this Proxy Statement and our 2013 Annual Report to Stockholders at www.proxyvote.com, which does not have “cookies” that identify visitors to the site. Requests for copies of our 2013 Annual Report to Stockholders may also be directed to Secretary, 2800 Executive Way, Miramar, Florida 33025.
We have filed our 2013 Annual Report with the SEC. It is available free of charge at the SEC’s web site at www.sec.gov. Exhibits to the 2013 Annual Report are available upon payment of a reasonable fee, which is limited to our expenses in furnishing the requested exhibits. All requests should be directed to Secretary, 2800 Executive Way, Miramar, Florida 33025.

By Order of the Board of Directors

/s/ Thomas Canfield
Thomas Canfield Secretary
April 28, 2014

spirit airlines

SPIRIT AIRLINES INC.
2800 EXECUTIVE WAY
MIRAMAR, FL 33025

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ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
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VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M73828-P52222 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

SPIRIT AIRLINES INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. To elect the following three Class III directors to hold office until the 2017 annual meeting of stockholders or until their successors are elected:	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:
01) B. Ben Baldanza
02) Robert L. Fornaro
03) H. McIntyre Gardner

The Board of Directors recommends you vote FOR the following proposals:

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

M73829-P52222

SPIRIT AIRLINES INC.
Annual Meeting of Stockholders
June 17, 2014 9:00 a.m. CDT
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) B. Ben Baldanza and Thomas C. Canfield, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of SPIRIT AIRLINES INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 a.m. CDT, on June 17, 2014, at the Grand Hyatt DFW, 2337 S. International Parkway, DFW Airport, Texas 75261, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side